UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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5790 Widewaters Parkway
DeWitt, New York 13214-1883

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Community Bank System, Inc.:
Community Bank System, Inc., a Delaware corporation (the “Company”), will hold an annual meeting of shareholders at the F.M. Kirby Center, 71 Public Square, Wilkes-Barre, Pennsylvania 18701 on Wednesday, May 15, 2019 at 1:00 p.m. local time for the following purposes:
1.
To elect three directors to the Board of Directors for stated terms;

2.
To hold an advisory vote on executive compensation;

3.
To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019; and

4.
To transact any other business which may properly come before the Meeting or any adjournment thereof.

The shareholders of record at the close of business on March 20, 2019, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 15, 2019.   This year, the Company is taking advantage of the Securities and Exchange Commission’s “notice and access” rule which allows the Company to furnish proxy materials (the Proxy Statement, Form 10-K, and Annual Report) electronically via the Internet. The Company is mailing each Shareholder a Notice of Internet Availability of Proxy Materials, rather than a full set of paper materials, unless such Shareholder has previously requested to receive printed materials by mail. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the proxy materials on the Internet, as well as instructions on obtaining a paper or email copy of the proxy materials. The Company believes that this process will reduce the environmental impact of the Shareholder Meeting and reduce the costs to print and distribute the proxy materials.
By Order of the Board of Directors
Danielle M. Cima
Secretary
April 1, 2019
IMPORTANT NOTICE
The Company urges you to please vote your shares now whether or not you plan to attend the Meeting. Voting by the Internet or telephone is fast and convenient. If you request to receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the return envelope furnished for that purpose. If you hold your shares through an account with a broker, bank or other financial institution, please follow the instructions you receive from them to vote your shares. Please vote your shares so your vote can be counted.

5790 Widewaters Parkway
DeWitt, New York 13214-1883
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 15, 2019
This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at 1:00 p.m. local time on Wednesday, May 15, 2019, at the F.M. Kirby Center, 71 Public Square, Wilkes-Barre, Pennsylvania 18701. This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately April 1, 2019.
Proxy Materials are Available on the Internet
This year, the Company is taking advantage of the Securities and Exchange Commission’s (“SEC”) “notice and access” rules which allow the Company to use the Internet as the primary means of furnishing this Proxy Statement and the Annual Report to its Shareholders. The Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to its Shareholders, on approximately April 1, 2019, with instructions on how to access the proxy materials online or request a printed copy of the materials.
Shareholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. The Company encourages Shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of the Meetings and reduce the Company’s printing and mailing costs.
The Annual Report of the Company for the fiscal year ended December 31, 2018, incorporating the Form 10-K filed by the Company with the SEC, is being provided to Shareholders with this Proxy Statement.
The proxy materials relating to the 2019 Annual Meeting and the 2018 Annual Report are available on the Internet at www.proxyvote.com. The Notice of Internet Availability contains the necessary codes required to access the proxy materials and to vote online or by telephone. The materials are also available on the Company’s investor relations page at: http://ir.communitybanksystem.com/docs.aspx?iid=100185.
VOTING RIGHTS AND PROXIES
The Board has fixed the close of business on March 20, 2019 as the record date for determining which Shareholders are entitled to notice of, and to vote at, the Meeting. At the close of business on the record date, 51,458,182 shares of common stock were outstanding and entitled to vote at the Meeting, which is the Company’s only class of voting stock. Each share of outstanding common stock is entitled to one vote with respect to each proposal to come before the Meeting. The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.
If shares are registered directly in a Shareholder’s name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), then such Shareholder is the “shareholder of record” with respect to those shares. If the shares are held in an account at a bank, broker, or other holder of record, then the Shareholder is considered the “beneficial owner of shares held in street name.” As a beneficial owner, the Shareholder has the right to instruct the broker, bank, or other organization holding the shares on how to vote such shares.

Voting Procedures
There are four ways to vote:
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Online.   If a Shareholder has Internet access, he or she may vote the proxy by visiting www.proxyvote.com and entering the control number found in the Notice of Internet Availability, or if the Shareholder received a printed set of proxy materials, by following the instructions provided on the proxy card. The availability of online voting may depend on the voting procedures of the broker, bank or other organization that holds the shares.

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Phone.   If the Shareholder requested printed copies of the proxy materials by mail, he or she will receive a proxy card or voting instruction form and may vote by calling the toll free number found on the card or form. The availability of phone voting may depend on the voting procedures of the broker, bank or other organization that holds the shares.

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Mail.   If the Shareholder received a printed set of the proxy materials by mail, he or she may submit the proxy card by mail by signing the proxy card if his or her shares are registered in the Shareholder’s name or by following the instructions provided by the broker, bank or other organization for shares held beneficially in street name, and returning it in the envelope provided.

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In Person.   A Shareholder may vote in person at the Meeting by requesting a ballot from the Inspector of Election. If the Shareholder is the beneficial owner of shares held in street name and wishes to vote in person at the Meeting, he or she must also obtain a “legal proxy” from the broker, bank or other organization that holds the shares. A legal proxy is a written document that authorizes the beneficial shareholder to vote the shares held in street name at the Meeting. A Shareholder must contact the broker, bank or other organization that holds such shares for instructions prior to the Meeting to obtain a legal proxy. The beneficial shareholder must bring a copy of the legal proxy to the Meeting. In order for the vote to be counted, the beneficial shareholder must hand both the copy of the legal proxy and the completed ballot to the Inspector of Election.

All shares represented by valid proxies received prior to the taking of the vote at the Meeting will be voted and, where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the Shareholder’s instructions. If the Shareholder does not specify how the shares are to be voted, the shares will be voted in the manner recommended by the Board for matters presented for a vote at the Meeting as permitted by applicable law. An abstention by a Shareholder with respect to a matter to be voted on will be counted for purposes of determining the presence of a quorum and will have the effect of a vote cast against the matter being voted on at the Meeting. Any broker non-votes will be counted as being present for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter being voted on at the Meeting. Even if you plan on attending the Meeting in person, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Meeting.
A Shareholder may revoke the proxy and change his or her vote at any time before the taking of the vote at the Meeting as follows:
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Online.   A Shareholder may change the vote using the online voting method described above, in which case only the latest Internet proxy submitted prior to the Meeting will be counted.

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Phone.   A Shareholder may change his or her vote using the phone voting method described above, in which case only the latest telephone proxy submitted prior to the Meeting will be counted.

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Mail.   A Shareholder may revoke the proxy and change his or her vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only the latest proxy card or voting instruction form received prior to the Meeting will be counted.

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In Person.   A Shareholder may revoke a vote made prior to the Meeting and change his or her vote by attending the Meeting and voting in person. However, attendance at the Meeting will not automatically revoke the proxy unless the Shareholder properly votes at the Meeting or specifically request that the prior proxy be revoked by delivering a written notice of revocation prior to the Meeting to the Company’s Secretary at the Company’s address set forth above.

Shareholders who have shares that are registered differently or are in more than one account will receive more than one Notice of Internet Availability. Shareholders with shares registered directly in the Shareholder’s name with the Company’s transfer agent may contact AST at (877) 253-6847 to request consolidation. If the shares are held through a broker, bank or other organization, the Shareholder can contact the broker, bank or other organization to request consolidation.
Proxy Solicitation Costs
The Company will pay its costs relating to the solicitation of proxies. The Company has retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003 to assist in soliciting proxies for a base fee of  $6,500 plus reasonable and approved out-of-pocket expenses. Proxies may be solicited by officers, directors, and staff members of the Company personally, by mail, by telephone, or by other electronic means. The Company will also reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of the Company’s stock.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Set forth below is information about the number of shares held by persons the Company knows to be the beneficial owners of more than 5% of the Company’s outstanding stock as of March 20, 2019.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(4)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,522,989(1)	14.62%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,828,536(2)	11.33%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	4,007,124(3)	7.79%

(1)
The information is based on a Schedule 13G filed with the SEC on January 24, 2019 reporting the beneficial ownership as of December 31, 2018. BlackRock, Inc. reported that it has sole voting power with respect to 7,402,395 shares and sole dispositive power with respect to all shares listed.

(2)
The information is based on a Schedule 13G filed with the SEC on February 11, 2019 reporting the beneficial ownership as of December 31, 2018. The Vanguard Group, Inc. reported that it has sole voting power with respect to 49,204 shares and sole dispositive power with respect to 5,774,612 shares.

(3)
The information is based on a Schedule 13G filed with the SEC on February 13, 2019 reporting the beneficial ownership as of December 31, 2018. State Street Corporation reported that it has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.

(4)
The ownership percentages set forth in this column are based on the assumption that each of the beneficial shareholders continued to own the number of shares reflected in the table above on March 20, 2019.

PROPOSAL ONE: ELECTION OF DIRECTORS AND INFORMATION WITH
RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS
The first proposal to be acted upon at the Meeting is the election of three directors, all of whom shall hold office for three years. Directors Mark J. Bolus, Jeffrey L. Davis, and Eric E. Stickels, whose terms are scheduled to expire as of the date of the Meeting, will stand for re-election. The nominees who receive the greatest number of votes “for,” represented in person or by proxy at the Meeting, will be elected directors, subject to the Company’s majority voting standard set forth below. Abstentions and broker non-votes will not have an impact on the election of directors.
Notwithstanding the application of plurality voting in the election of directors, under the Company’s majority voting standard policy adopted by the Board, if the election of directors is uncontested, a director nominee who does not receive the votes of at least the majority of votes cast with respect to such nominee’s election is expected to tender to the Board his or her resignation promptly following the certification of election results. The Governance Committee of the Board will make a recommendation to the Board whether to accept or reject such resignation. The Board will act on the resignation, taking into consideration the Governance Committee’s recommendation, and will publicly disclose the decision and its rationale within 90 days of the certification of the election results. If the Board does not accept the resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Company’s Bylaws.
All proxies in proper form which are received prior to the election of directors at the Meeting will be voted “FOR” the nominees listed below, unless authority is withheld in the space provided on the proxy card. In the event any nominee declines or is unable to serve, the proxy agents intend to vote for the election of a successor nominee, if any, as the Board may recommend. All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. The 11 members of the Board whose terms will continue beyond the Meeting (including the nominees for election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire or until they reach the mandatory retirement age in accordance with the Company’s Bylaws.
For each nominee standing for election at the Meeting and for each director of the Company whose term of office continues after the Meeting, the Governance Committee considered the business experience set forth in the table below, as well as the additional qualifications set forth in the section entitled “Qualifications of Directors,” to determine that such director is qualified to serve on the Board.

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE
Name and Age	Director of the Company Since	Business Experience During Past Five Years(a)	Shares of Company Common Stock Beneficially Owned(b) as of March 20, 2019(c)
			Number(d)	Percent
Nominees for Director (for term to expire at Annual Meeting in 2022):
Mark J. Bolus Age 53	2010	President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a regional transportation company, headquartered in Scranton, Pennsylvania.	117,482(e)	*
Jeffrey L. Davis Age 66	2017	President of J.L. Davis, Inc., a construction and development firm, former President of The Champlain Valley Exposition and President of Taft Corners Associates, a development firm.	14,853(e)(g)	*
Eric E. Stickels Age 57	2015	Former President and Chief Operating Officer of Oneida Financial Corp. (“Oneida Financial”), and President and Chief Operating Officer of Oneida Savings Bank until retirement in 2015.	49,134(f)	*
Directors (term to expire at Annual Meeting in 2020)
Brian R. Ace Age 64	2003	Prior to retirement in 2015, owner and operator of Laceyville Hardware, a full service home product retail store in Laceyville, Pennsylvania.	98,729(e)	*
Michael R. Kallet Age 68	2015	Former Chief Executive Officer of Oneida Financial and Oneida Savings Bank until retirement in 2015.	66,756(e)(f)	*
John Parente Age 52	2010	Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations, headquartered in Wilkes-Barre, Pennsylvania.	122,383	*
John F. Whipple, Jr. Age 63	2010	Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York.	26,139(e)	*
Directors (term to expire at Annual Meeting in 2021)
Neil E. Fesette Age 53	2010	President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation.	7,623(e)	*
Raymond C. Pecor, III Age 50	2017	President of Lake Champlain Transportation Company, a regional transportation company headquartered in Burlington, Vermont.	13,423(e)(g)	*

Name and Age	Director of the Company Since	Business Experience During Past Five Years(a)	Shares of Company Common Stock Beneficially Owned(b) as of March 20, 2019(c)
			Number(d)	Percent
Sally A. Steele Age 63	2003	Attorney, general practice with concentration in real estate, oil and gas rights, and business law, Tunkhannock, Pennsylvania; Chair of the Board of the Company.	82,199(e)	*
Mark E. Tryniski Age 58	2006	President and Chief Executive Officer of the Company. Prior service with the Company as Executive Vice President (“EVP”) and Chief Operating Officer (March 2004 – July 2006) and EVP and CFO (July 2003 – February 2004). Prior to 2003, partner at the firm of PricewaterhouseCoopers LLP in Syracuse, New York.	267,640	.52%
INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS
The following chart summarizes the security ownership and other information for named executive officers of the Company who are not directors:
Name and Age	Business Experience During Past Five Years(a)	Shares of Company Common Stock Beneficially Owned(b) as of March 20, 2019(c)
		Number(d)	Percent
Scott A. Kingsley Age 54	EVP and Chief Operating Officer. From August 2004 through June 1, 2018, EVP and CFO of the Company. Prior to August 2004, VP and CFO of Carlisle Engineered Products, Inc.	113,016	*
Joseph E. Sutaris Age 51	EVP and Chief Financial Officer (“CFO”). From November 2017 to June 2018, SVP – Finance and Accounting. From September 2016 to November 2017, Director of Municipal Banking. From April 2011 to September 2016, SVP of the Central Region of the Bank. Prior to April 2011, EVP, CFO, Treasurer and Secretary of Wilber Corp. and Wilber National Bank.	14,948	*
George J. Getman Age 62	EVP and General Counsel. Prior to January 2008, partner at Bond, Schoeneck & King, PLLC.	92,095	*
Joseph F. Serbun Age 58	EVP and Chief Credit Officer (“CCO”). From June 2010 through June 1, 2018, SVP and CCO. Prior service with the Company as VP and Commercial Team Leader (January 2008 – June 2010). Prior to January 2008, VP at JPMorgan Chase Bank, N.A. in Syracuse, New York.	28,590	*
Brian D. Donahue Age 63	Former EVP and Chief Banking Officer (retired June 2, 2018).	106,015	*
Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (15 persons)(h)		1,115,010	2.15%

*
Represents less than .25% of the Company’s outstanding shares.

(a)
Other than (1) Mr. Tryniski who has served as a director of CONMED Corporation since 2007, (2) Mr. Kallet who served as a director of Oneida Financial from 1997 until December 2015, (3) Mr. Stickels who served as a director of Oneida Financial from December 2013 until December 2015, (4) Mr. Davis who served as a director of Merchants Bancshares, Inc. (“Merchants”) from 1993 until May 2017, and (5) Mr. Pecor who served as a director of Merchants from 2012 until May 2017, no nominee or continuing Director of the Company holds, or has held in the past five years, a directorship with any public company (other than the Company) which is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or with any company which is a registered investment company under the Investment Company Act of 1940.

(b)
Represents all shares as to which the named individuals possessed sole or shared voting or investment power as of March 20, 2019, except for the shares and options owned by Mr. Donahue, which are as of June 2, 2018, the date of his retirement from the Company. Includes shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or Director.

(c)
The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 6,060 shares jointly with his wife, his wife holds 140 shares, and 19,694 shares are held in Mr. Ace’s simplified employee pension plan; Mr. Bolus holds 49,627 shares jointly with his wife, 6,567 shares as Trustee of the Mark Bolus Trust, 4,797 shares as Trustee of the Austin Bolus Trust, 4,797 shares as Trustee of the Noah Bolus Trust, 4,797 shares as Trustee of the Paige Bolus Trust, 4,797 shares as Trustee of the Taylor Bolus Trust, and 810 shares are held by his children; Mr. Davis’ spouse holds 858 shares; Mr. Getman’s wife holds 895 shares and he is the beneficial owner of 5,495 shares held by the Company’s 401(k) Plan; Mr. Donahue was the beneficial owner of 8,552 shares held by the Company’s 401(k) Plan on June 2, 2018, the date of his retirement; Mr. Kallet’s wife owns 8,759 shares; Mr. Kingsley is the beneficial owner of 5,933 shares held by the Company’s 401(k) Plan; Mr. Parente’s children hold 30,000 shares in trusts; Mr. Pecor holds 6,392 shares in trust as trustee for trusts holding Company stock for the benefit of his niece and nephew (Mr. Pecor disclaims beneficial ownership of the shares held in these trusts); Mr. Serbun is the beneficial owner of 840 shares held by the Company’s 401(k) Plan; Ms. Steele holds 52,454 shares jointly with her husband and 1,967 shares are owned jointly with her brother; Mr. Sutaris is the beneficial owner of 1,307 shares held by the Company’s 401(k) Plan; and Mr. Tryniski holds 98,512 shares jointly with his wife and is the beneficial owner of 17,764 shares held by the Company’s 401(k) Plan.

(d)
Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of March 20, 2019, through exercise of stock options issued by the Company: Mr. Ace, 41,150 shares; Mr. Bolus, 20,770 shares; Mr. Donahue 58,062 shares as of June 2, 2018, the date of retirement; Mr. Fesette, 3,631 shares; Mr. Getman, 49,863 shares; Mr. Kingsley, 57,530 shares; Mr. Parente, 28,436 shares; Mr. Pecor, 1,194 shares; Mr. Serbun, 16,635 shares; Ms. Steele, 23,632 shares; Mr. Sutaris, 8,676 shares; Mr. Tryniski, 127,379 shares; and Mr. Whipple, 25,870 shares. These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

(e)
In addition to the number of shares of common stock reported as beneficially owned, the following Directors have elected to defer cash director fees under the director deferred compensation plan resulting in such Directors holding at risk share equivalent units (“units”), which are subject to fluctuations in the market price of the Company’s stock, in the following amounts as of March 20, 2019: Mr. Ace, 15,176 units; Mr. Bolus, 4,747 units; Mr. Davis 54,993 units; Mr. Fesette, 9,598 units; Mr. Kallet, 3,555 units; Mr. Pecor, 9,278 units; Ms. Steele, 18,299 units; and Mr. Whipple, 11,361 units.

(f)
Subject to the exercise of the fiduciary duties of the Board, Messrs. Kallet and Stickels were nominated to the Board pursuant to the Agreement and Plan of Merger, dated February 24, 2015, by and between the Company and Oneida Financial.

(g)
Subject to the exercise of the fiduciary duties of the Board, Messrs. Davis and Pecor were nominated to the Board pursuant to the Agreement and Plan of Merger, dated October 22, 2016, by and between the Company and Merchants.

(h)
The number of shares of common stock and percentage ownership shown for “All Directors and Executive Officers as Group” does not include any shares beneficially owned by Mr. Donahue because he is not currently serving as an executive officer.

CORPORATE GOVERNANCE
The Company maintains a corporate governance section on its website which contains the Company’s principal governance documents including the Company’s Corporate Governance Guidelines, Codes of Conduct applicable to directors, executive officers and employees, the Company’s Whistleblower Policy, and the Committee Charters for the Audit and Compliance Committee, Compensation Committee, and the Governance Committee. These corporate governance documents are available on the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 or a copy will be provided free of charge to any shareholder or interested party who requests a copy from the Company.
Majority Voting Standard Policy
The Board has adopted a majority voting standard policy to provide Shareholders with a greater voice in the direction of the Company. Under the policy, if the election of directors is uncontested, a director nominee who does not receive the votes of at least the majority of votes cast with respect to such nominee’s election is expected to tender to the Board his or her resignation promptly following the certification of election results. The Governance Committee will make a recommendation to the Board that it either accept or reject such resignation based on relevant considerations. The Board will act on the resignation, taking into consideration the Governance Committee’s recommendation, and will publicly disclose its decision and the rationale behind its decision within 90 days of the certification of the election results. If the Board does not accept the resignation, the director may continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to the Company’ s Bylaws.
Director Independence
The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Guidelines require the Board to be comprised of at least a majority of independent directors. The Board has determined that 10 of the 11 Directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company’s Corporate Governance Guidelines.
For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. To assist it in determining director independence, the Board uses standards which conform to, or are more exacting than, the NYSE independence requirements. Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless, within the preceding three years: (i) the director was employed by the Company or received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv). In determining whether a director is independent, the Board reviews the stated standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.

Based on these independence standards, the Board determined that the following individuals who served as directors during all or part of the last fiscal year were independent directors during such year and continue to be deemed independent by the Board: Brian R. Ace, Mark J. Bolus, Jeffrey L. Davis, Neil E. Fesette, Michael R. Kallet, John Parente, Raymond C. Pecor, III, Sally A. Steele, Eric E. Stickels, and John F. Whipple, Jr.
Board Leadership Structure
The Company’s long-standing practice is to have a separation of the position of Chair of the Board and Chief Executive Officer. In addition, the Company maintains a Lead Director structure to provide an additional source of independent leadership for the Board in the event the Chair of the Board is not deemed to be an independent director. In the event the Chair is deemed not to be an independent director at any time, the Chair of the Audit and Compliance Committee will serve as the Lead Director of the Board and preside at executive sessions of the Board with respect to any matters which the Chair is deemed not to be independent.
The duties of the Lead Director include, but are not limited to, the following: (i) presiding at all meetings of the Board at which the Chair is not present and at executive sessions of the Board, (ii) serving as a liaison between the Chair and the independent directors, (iii) making recommendations and approving matters to be considered by the Board including agenda items, information to be provided to the Board and the schedule of meetings, (iv) authority to call meetings of the independent directors, and (v) serving as an independent point of contact for Shareholders wishing to communicate with the Board.
Both the Board Chair and Committee Chairs are subject to four year term limits, unless waived by the Board, providing for continuous development of strong leadership qualities on the Board. In addition, the Company encourages Committee Chairs and directors to participate in continuing board education opportunities and includes educational topics as a component of Board meetings over the course of each year.
Executive Sessions
Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive sessions at the end of Board and Committee meetings as appropriate on a regular basis, without the Company’s management and non-independent directors present, to facilitate full discussion of important matters.
Board Committees
Among its standing committees, the Company has an Audit and Compliance Committee, a Compensation Committee, a Risk Committee, and a Governance Committee. As described more fully in the Audit Committee Report contained in this Proxy Statement, the Audit and Compliance Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees regulatory compliance matters, and selects the Company’s independent auditors. The Audit and Compliance Committee held six meetings during 2018, and its present members are Directors John F. Whipple, Jr. (Chair), Jeffrey L. Davis, and John Parente. The Board has determined that each of the Audit and Compliance Committee’s members is independent as defined by the NYSE rules.
The Company’s Compensation Committee reviews and makes recommendations to the Company’s and the Bank’s Boards regarding compensation and employee benefits matters. As described more fully in the section entitled “Compensation Discussion and Analysis,” the Compensation Committee reviews the compensation of employees in the aggregate, and the salaries and performance of named executive officers are reviewed individually. The Compensation Committee held five meetings in 2018, and its present members are Directors Neil E. Fesette (Chair), Brian R. Ace, Mark J. Bolus, and Raymond C. Pecor, III. The Board has determined that each of the Compensation Committee’s members is independent as defined by the NYSE rules. The Compensation Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print free of charge to any person who requests a copy.

The Company’s Governance Committee evaluates and maintains corporate governance policies and makes recommendations to the Board for nominees to serve as directors. The Governance Committee will consider written recommendations by Shareholders for nominees to serve on the Board which are sent to the Secretary of the Company at the Company’s principal executive offices. The Governance Committee held two meetings in 2018, and its present members are Directors Brian R. Ace (Chair), Jeffrey L. Davis, Neil E. Fesette, and John F. Whipple, Jr. The Board has determined that each of the Governance Committee’s members is independent as defined by the NYSE rules. The Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and free of charge in print to any Shareholder or interested party who requests it.
In December 2016, the Board adopted changes to its corporate structure as part of the Company’s preparation for the enhanced regulatory environment applicable to banks with more than $10 billion in total consolidated assets under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The Board created a new Risk Committee which focuses on credit risk, liquidity, and interest rate risk and an expanded role to oversee the Company’s enterprise risk management functions previously addressed by the Audit/Compliance/Risk Management Committee. The Risk Committee is chaired by Director Mark Bolus and all of the directors serve on the committee.
Qualification of Directors
In considering candidates for the Board, the Governance Committee and the Board consider the entirety of each candidate’s credentials. Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad and relevant experience; integrity; sound and independent judgment; experience and knowledge of the business environment and markets in which the Company operates; business acumen; and willingness to devote adequate time to Board duties. The Governance Committee considers diversity in the context of the Board as a whole including gender, race, ethnicity, personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives. The Board believes that each director should have an understanding of  (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. Prior to nominating an existing director for re-election to the Board, the Board and the Governance Committee consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the director brings to the composition of the Board as a whole.
In selecting the current directors and nominees who serve on the Company’s Board, the Governance Committee considered each individual’s business experience set forth below and the foregoing qualifications. In addition, the Governance Committee considered each individual’s experience and knowledge of the banking and financial services industry, knowledge of and standing in key geographic markets in which the Company operates, experience and knowledge with the organization, business model and strategic plans related to the Company’s success, independence in judgment and regulatory standards, special skills relevant to overall composition of the Board, including financial and accounting expertise, service with public companies, and experience in real estate and commercial finance. The Governance Committee and the Board believe that each director and nominee brings his or her own particular expertise, knowledge and experience that provides the Board as a whole with the appropriate mix of skills, characteristics and attributes to work together and fulfill the Board’s oversight responsibilities to the Company’s Shareholders.
The Company’s Bylaws and Governance Guidelines provide for, among other things, (i) a mandatory retirement age of 70, (ii) advance notice prior to serving on another public company board, and (iii) review of continued Board membership in the event of a significant change in the responsibilities or job position of a director.

The following information describes the experience and attributes held by each member of the Board relevant to his or her qualifications to serve on the Board:
Mr. Ace currently serves as the Chair of Company’s Governance Committee and a member of the Compensation Committee, Risk Committee, and Trust and Financial Services Committee. Mr. Ace is the former President of Laceyville Hardware and brings to the Board his business experience and an understanding of the business environment in Northeast Pennsylvania. He also has over 30 years of experience serving as a director of a national bank and previously served on the Company’s Audit, Nominating and Compensation Committees. Because of this significant period of service, Mr. Ace is thoroughly familiar with the duties and responsibilities of public company audit, nominating and compensation committees and brings this knowledge and expertise to the committees on which he serves.
Mr. Bolus is the Chair of the Risk Committee and serves as a member of the Company’s Compensation Committee and Strategic/Executive Committee. He is the President and Chief Executive Officer of Bolus Motor Lines, Inc. and Bolus Freight Systems, Inc., a transportation company serving the Northeast, Midwest, and Mid-Atlantic regions of the United States from its headquarters in Scranton, Pennsylvania and has 30 years of management experience in the freight transportation industry. His business experience provides the Board with insight into the economic and business environment in Upstate New York and Northeast Pennsylvania, key geographic markets for the Company. The Board also benefits from his considerable experience in real estate matters.
Mr. Davis serves as a member of the Company’s Audit and Compliance Committee, Risk Committee, and Governance Committee. He has over 25 years of experience in the banking industry having served as a member of the Board of Directors of Merchants and Merchants Bank since 1993. He served as Chairman of Merchants’ Board of Directors from February 2015 through May 2017. Over the course of his tenure on Merchants’ Board of Directors, he has participated on its Audit, Compensation and Governance Committees. He is President of J.L. Davis, Inc., a construction and development firm, the former President of The Champlain Valley Exposition, and President of Taft Corners Associates, a development firm, and has extensive experience with the New England business environment. He is also a trustee emeritus of the University of Vermont in Burlington, Vermont, and a former president of the Vermont Special Olympics. Mr. Davis provides the Board with business and management experience, public company governance, and strategic planning experience developed through his tenure on the Board of Directors of Merchants, credit knowledge, crisis and risk management experience, and an understanding of the economics of the New England region.
Mr. Fesette serves as the Chair of the Company’s Compensation Committee and a member of its Strategic/Executive, Risk and Governance Committees. He is the President and Chief Executive Officer of Fesette Realty, LLC and Fesette Property Management in Plattsburgh, New York specializing in residential and commercial brokerage, property management, and real estate investment, development and consultation. He has extensive expertise in the real estate market in Upstate New York and key geographic markets where the Company operates. Plattsburgh is one of the Bank’s primary regions and Mr. Fesette’s knowledge regarding its economic development and areas of opportunity is a substantial benefit to the Board. Over the course of his service on the Board, Mr. Fesette has developed an expertise with corporate governance matters and succession planning, which are key skills required for his service on the Compensation and the Governance Committees. Mr. Fesette is also involved in the community and serves as a director of Champlain Valley Physicians Hospital.
Mr. Kallet is the Chair of the Trust and Financial Services Committee and serves as a member of the Risk Committee. He has over 40 years of experience in the banking industry previously serving as the Chief Executive Officer of Oneida Financial and Oneida Savings Bank. In addition to his service as an executive, Mr. Kallet served as a director of Oneida Savings Bank and its parent company, Oneida Financial, including service as the Chair of both of the Boards. During his tenure at Oneida Savings Bank, Mr. Kallet has served as an active member of the Asset/Liability, Officer Loan, Trust Investment and Marketing Committees. Mr. Kallet is actively involved in the community and serves as Vice Chairperson of the Oneida Healthcare Center, a regional hospital headquartered in Oneida, New York. Mr. Kallet is a seasoned banker with significant knowledge and experience relating to public companies and bank holding companies and has significant ties to the Mohawk Valley region of Central New York.

Mr. Parente is the Chair of the Strategic/Executive Committee, Vice Chair of the Risk Committee and a member of the Audit and Compliance Committee. Over the course of his business career, he has developed broad expertise by serving in various management positions in a range of business ventures, including companies engaged in manufacturing, real estate, construction, banking, distribution, and media including service as the Chief Executive Officer of CP Media, LLC, an owner and operator of broadcast television stations headquartered in Wilkes-Barre, Pennsylvania. He holds an ownership interest and serves on the Board of Directors of Lackawanna Casualty Company, Lackawanna American Insurance Company, and Lackawanna National Insurance Company. He also holds an ownership interest and serves on the Board of Directors of Sordoni Construction Services and Sordoni Construction Company, regional construction companies with operations in Pennsylvania, New Jersey and New York. He developed significant banking experience through his prior involvement as a founding director of a bank located in Pennsylvania. In addition to his broad business experience, Mr. Parente provides the Board with significant risk management expertise and insights into the economic opportunities in the Northeast Pennsylvania region, which is a key geographic area for the Company.
Mr. Pecor serves as a member of the Company’s Compensation Committee, Risk Committee, and Trust and Financial Services Committee. He has over nine years of experience in the banking industry having served as a member of Merchants Bank’s Board of Directors from 2009 through May 2017 and a member of Merchants’ Board of Directors from 2012 through May 2017. Over the course of his tenure on Merchants’ Board of Directors, he has served on its Audit, Compensation and Governance Committees, and as the Chair of its Loan Committee. Mr. Pecor has significant entrepreneurial experience developed through the creation and sale of a franchise he developed in college. Currently, he is the President of Lake Champlain Transportation Company, a key regional transportation company responsible for the ferry service for the Lake Champlain area, and serves on the board of the Champlain Valley Expo. Mr. Pecor provides the Board with business and management experience, public company experience developed through his tenure on the Board of Directors of Merchants, customer service, crisis response, leadership and risk management experience, and an understanding of the Vermont market and its industries, including transportation and telecommunications.
Ms. Steele serves as the Chair of the Company’s Board. She is an attorney from Tunkhannock, Pennsylvania and has extensive experience in her legal practice with natural gas drilling in the Marcellus Shale region of Pennsylvania and the economic impact of such activities in key markets for the Company. She has developed extensive public company oversight experience gained from more than 30 years of service as a director of national banks and banking holding companies. Ms. Steele has also gained significant mergers and acquisition experience through her prior board service and has a thorough understanding of the evaluation of acquisition opportunities and issues related to evaluating potential transactions. Ms. Steele provides the Board with significant corporate governance and leadership expertise through her prior experience chairing the Company’s Governance Committee and her prior service on the board of another public company.
Mr. Stickels serves as a member of the Risk Committee, Trust and Financial Services Committee, and Strategic/Executive Committee. He has over 30 years of experience in the banking industry previously serving in numerous positions with Oneida Savings Bank and its bank holding company, Oneida Financial, including leadership positions as President, Chief Operating Officer, Chief Financial Officer and Secretary. He also served on the Board of Directors of Oneida Financial and Oneida Savings Bank and as a member of their Asset/Liability, Trust Investment, Compliance, Information Technology, Officer Loan and Marketing Committees. Mr. Stickels has significant knowledge and experience relating to bank operations, public companies and bank holding companies and their financial reporting obligations and risk management requirements. During the course of his leadership at Oneida Financial, he gained significant risk management experience with direct supervision of the risk management programs at Oneida Savings Bank and its financial subsidiaries. Mr. Stickels’ risk management experience has been a great asset to the Board and led to his selection as the Chair of the Stress Testing Subcommittee which was formed in 2017 as part of the Bank’s preparation for crossing the $10 billion in assets threshold and existed until January 1, 2019. Mr. Stickels’ significant financial expertise also satisfies the requirements of an “audit committee financial expert” as defined in the SEC rules. Mr. Stickels is actively involved in the community and has served as a member of the executive committee of NYSARC, Inc., a statewide non-profit provider of services for individuals with intellectual and other developmental disabilities. He also has significant ties to the Mohawk Valley region of Central New York.
Mr. Tryniski has served as the President and Chief Executive Officer (“CEO”) of the Company since 2006, and previously served the Company in the positions of Chief Operating Officer and Chief Financial Officer. Prior to joining the Company in 2003, Mr. Tryniski was a partner of PricewaterhouseCoopers LLP where he gained extensive experience in the financial service industry, manufacturing, and a broad array of business sectors. Mr. Tryniski serves as a director of a medical technology public company where he is the Chairman of the Board of Directors. He also serves on the Board of Directors of the New York Bankers Association and the New York Business Development Corporation. The Board believes that the senior officer of management should be a member of the Board. As the current President and CEO of the Company, Mr. Tryniski is familiar with all of the Company’s businesses and provides the Board with insights on all aspects of the Company’s challenges, opportunities, and operations. Because of his prior financial and business experience and with his service on another public company board, Mr. Tryniski also provides the Board with a comprehensive perspective on a broad range of business issues and additional corporate governance expertise.
Mr. Whipple is Chair of the Audit and Compliance Committee and a member of the Risk Committee and the Governance Committee. He is the Chief Executive Officer of Buffamante Whipple Buttafaro, P.C., a regional certified public accounting and business advisory firm with offices in Olean, Jamestown and Orchard Park, New York. Mr. Whipple is a certified public accountant with over 30 years of experience in advising Western New York businesses and individuals on tax planning, structuring of business transactions, financing transactions and strategic planning for businesses. The Board has deemed him an “audit committee financial expert” as defined by the SEC rules. Mr. Whipple provides the Board with significant management experience, as well as expertise with respect to corporate finance, accounting and the analysis of public company financial statements and related SEC filings.
Communication with Directors
Shareholders and any interested parties may communicate directly with the Board by sending correspondence to the address shown below. In addition, Shareholders or interested parties may contact or communicate with the Company’s Lead Director, John F. Whipple, Jr., as a representative of the independent directors in the same manner. The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that Director. Correspondence addressed to a specific director will be delivered to the Director promptly after receipt by the Company. The Director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.
Correspondence should be addressed to:
Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York 13214-1883
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for senior executives of the Company which require (i) the CEO to own shares of Company common stock and share equivalents equal to at least four times his base salary, and (ii) the Chief Financial Officer and other Executive Vice Presidents to own shares of common stock or share equivalents equal to at least two times their base salary. Senior executive officers are required to retain shares received from stock option exercises or other equity awards, net of taxes, until they have satisfied the equity ownership requirements. All executive officers are in compliance with, or exceed, the requirements of the stock ownership guidelines established by the Company.

The Board has also adopted stock ownership guidelines for directors of the Company which require each director to own shares of Company common stock and share equivalent units equal in value to at least five times the annual base Board member retainer within six years of becoming a director. Under the guidelines, the qualifying share equivalent units consist of at risk units resulting from the director’s deferment of cash director fees under the deferred compensation plan. In addition, new directors are required to own at least $25,000 of common stock within one year of joining the Board. All directors exceed the requirements of the stock ownership guidelines.
Board’s Role in Risk Management Oversight
The Company does not view risk in isolation, but considers risk as part of its regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of the Company’s management, which establishes and maintains risk management processes, controls, and policies to balance risk mitigation and creation of shareholder value. The Board oversees and reviews various aspects of the Company’s risk management efforts, either directly or through its committees, and exercises its risk oversight function in several ways. The Board reviews and approves various policies that address and mitigate material risks. This includes policies addressing credit risk, interest rate risk, investment risks, liquidity risks, operational risks, strategic risks and compliance/legal risks, among other matters. The Board also reviews and monitors enterprise risks through various reports presented by management, internal and external auditors, and regulatory examiners.
While the Board has primary responsibility for the oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Company’s Risk Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in its oversight of various functions including review of periodic reports from management on risks related to credit risk, interest rate risk, liquidity risk, information technology, enterprise risk management, the Company’s corporate insurance program, lending activities, asset quality and the investment portfolio. The Audit and Compliance Committee approves and reviews the engagements and periodic reports of the Company’s independent auditor and internal audit department related to the Company’s financial statements and oversees areas of regulatory compliance, including Sarbanes-Oxley compliance. The Compensation Committee reviews and considers risks related to the Company’s compensation policies, including incentive plans to determine whether these plans subject the Company to excessive risks. The Governance Committee considers only director candidates with appropriate experience and temperament and continues to ensure appropriate corporate governance policies are in place. Each of the committee chairs updates the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.
Compensation of Directors
The Board has adopted an all retainer-based compensation structure based on the recommendation of the Compensation Committee with input from Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant engaged by the Compensation Committee. The following table sets forth the annual retainer fees paid to the directors for their service on the Board and the various committees on which they serve in 2018:
Position	Board	Audit and Compliance Committee	Compensation Committee	Risk Committee	Governance Committee	Strategic/ Executive Committee	Stress Testing Sub- Committee	Trust and Financial Services Committee
Chair	$100,000	$20,000	$14,000	$10,000	$10,000	$10,000	$10,000	$10,000
Member	$50,000	$10,000	$7,000	None	$5,000	None	$5,000	$5,000
The Company pays the travel expenses incurred by each director in attending meetings of the Board. Any executive officer serving on the Board does not receive compensation for attending Board and committee meetings.

Consistent with aligning director compensation with the long-term interests of Shareholders, the directors also receive a portion of their total compensation in the form of equity grants under the Company’s 2014 Long-Term Incentive Compensation Program, as amended (the “2014 Incentive Plan”). Starting in 2016, the directors could elect to receive the equity component of their compensation in the form of deferred stock units or non-statutory stock options of an equivalent amount. The Board believes that providing part of the directors’ compensation in the form of an annual equity award is consistent with the Company’s overall compensation philosophy of aligning the interests of individual directors with the long-term interests of the Company’s Shareholders, and enables the Company to continue to attract highly qualified individuals to serve on the Board.
The equity award grants reflected in the Director Compensation Table below were made under the 2014 Incentive Plan which allows for the issuance of deferred stock units and stock option grants in an amount determined by the Compensation Committee. Directors can elect to take their equity grants in the form of deferred stock units or stock options. The fair value of the deferred stock units and stock options are equivalent as of the grant date with the value of the annual equity award being determined by the Compensation Committee. Each stock option granted to a director is granted at an option price per share equal to the fair market value on the date of grant, and is exercisable on the date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a director within six months of the grant. Each option remains exercisable after the grant date until the earlier of  (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause. Directors electing to take their equity award in the form of deferred stock units (in lieu of stock options) are allowed to defer receipt of the units to a future date of up to ten years following the grant date. The value of the deferred stock units track the market value of the Company stock and are ultimately paid out in shares of the Company stock on the deferred payment date. The director equity grants, in either the form of stock options or deferred stock units, are designed to provide a reasonable component of total director compensation that aligns director compensation with the long-term interests of the Shareholders.
The following table summarizes the annual compensation paid to each non-employee director for his or her service to the Board and its committees in 2018. The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs.
DIRECTOR COMPENSATION
Name(1)	Fees Earned or Paid in Cash ($)	Deferred Stock Awards ($)(2)	Stock Option Awards ($)(3)	Total ($)
Brian R. Ace	$72,000	$34,167	$0	$106,167
Mark J. Bolus	$69,500	$34,167	$0	$103,667
Jeffrey L. Davis	$65,000	$34,167	$0	$99,167
Neil E. Fesette	$69,000	$34,167	$0	$103,167
Michael R. Kallet	$65,000	$34,167	$0	$99,167
John Parente	$70,000	$0	$34,393	$104,393
Raymond C. Pecor, III	$62,000	$34,167	$0	$96,167
Sally A. Steele	$100,000	$34,167	$0	$134,167
Eric E. Stickels	$65,000	$34,167	$0	$99,167
John F. Whipple, Jr.	$80,000	$0	$34,393	$114,393

(1)
Mark E. Tryniski, President and CEO, does not receive any compensation for his service as a director. Mr. Tryniski’s compensation is set forth in the Summary Compensation Table.

(2)
The amounts in this column reflect the grant date fair value of deferred stock units computed in accordance with FASB ASC Topic 718 for equity awards granted in 2018 pursuant to the 2014 Incentive Plan. The deferred stock unit award was made and vested on March 20, 2018. As of December 31, 2018, each director had the following number of deferred stock units outstanding:

Mr. Ace 3,060; Mr. Bolus 1,550; Mr. Davis 618; Mr. Fesette 3,060; Mr. Kallet 2,127; Mr. Pecor 618; Ms. Steele 622; and Mr. Stickels 1,006.
(3)
The amounts in this column reflect the grant date fair value of non-statutory stock options computed in accordance with FASB ASC Topic 718 for equity awards granted in 2018 pursuant to the 2014 Incentive Plan. The option award was made and vested on March 20, 2018, and the exercise price is $55.92. As of December 31, 2018, each director had the following number of options outstanding: Mr. Ace 41,150; Mr. Bolus 20,770; Mr. Davis 0; Mr. Fesette 3,631; Mr. Parente 26,048; Mr. Pecor 0; Ms. Steele 23,632; Mr. Stickels 0; and Mr. Whipple 23,489.

Directors may elect to defer all or a portion of their cash director fees pursuant to the Company’s Deferred Compensation Plan for Directors. Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”). The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his or her deferred fees, the number of deferred shares of the Company’s common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding. On the distribution date, the participating director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the director’s account either in a lump sum or in annual installments over a three, five, or ten year period. The effect of the plan is to permit directors to invest deferred director fees in Company stock, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price. To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of the Shareholders. No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the Directors. Directors currently participating in the plan hold at risk share equivalent units (based on cash fees directors have deferred under the plan), which are subject to market price fluctuations in the Company’s stock in the following amounts as of December 31, 2018: Mr. Ace 18,080 units; Mr. Bolus 4,747 units; Mr. Davis, 54,6561 units, Mr. Fesette 9,539 units; Mr. Kallet 3,535 units; Mr. Pecor, 9,223(1) units; Ms. Steele 21,201 units; and Mr. Whipple 11,291 units.
Transactions With Related Persons
Various directors, executive officers and other related persons of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) are indebted to the Bank through business and consumer loans offered in the ordinary course of business by the Bank. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its directors, executive officers and other related persons on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.
The Company has a Related Party Transaction Policy, administered by the Audit and Compliance Committee, which provides procedures for the review and approval of related party transactions involving the Company’s directors, executive officers, director nominees, and other related persons. In deciding whether to approve such related party transactions, the Audit and Compliance Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company. For purposes of this policy, a “related party transaction” is a transaction, arrangement, or relationship or series

1
Included in the units for Mr. Davis and Mr. Pecor are 53,531 and 8,150 share units, respectively, that are a result of deferred directors fees from Merchants which were converted to Company stock at the time of the merger.

of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest. Related persons include executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s stock, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons has a direct or indirect material interest. The Audit and Compliance Committee reviews and approves all related person transactions after its determination that such transactions are performed at market terms and consistent with the best interests of the Company.
Compensation Committee Interlocks and Insider Participation
Brian R. Ace, Mark J. Bolus, Neil E. Fesette, and Raymond C. Pecor, III served on the Compensation Committee for all or part of 2018. There were no Compensation Committee interlocks or insider (employee) participation during 2018.
Director Meeting Attendance
The Board held seven regular meetings and two special meetings during the fiscal year ended December 31, 2018. During this period, each director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.
The Company encourages all directors to attend each Annual Meeting of Shareholders. All of the directors attended the Company’s Annual Meeting of Shareholders held on May 16, 2018, except for one director who was unable to attend.
Code of Ethics
The Company has a Code of Ethics for its directors, officers and employees. The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company. In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.
The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.
The text of each Code is posted on the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and is available in print free of charge to any Shareholder or interested party who requests it. The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section contains a description and analysis of the Company’s executive compensation policies and practices. The Compensation Committee of the Board reviews and administers the Company’s compensation policies and practices for the executive officers of the Company, including the individuals listed in the compensation disclosure tables (the “named executives”). The Compensation Committee currently consists of four members of the Board, each of whom is an independent, non-employee director.
In administering compensation policies and practices, the Committee seeks to (i) link the Company’s compensation program with the Company’s performance for the named executives so that a significant portion of their total compensation is tied to the Company’s performance and pre-established tactical goals, (ii) align the executives’ interests with those of the Company’s Shareholders, (iii) retain key executive talent, and (iv) ensure compensation policies and incentive plans do not motivate excessive risk taking. The Committee achieves the objective of linking the named executives’ compensation to the Company’s performance by using a combination of incentive-based cash and equity award components. The Company’s annual cash incentive program is a variable, at-risk component of the named executives’ salary that is directly tied to the achievement of annual tactical goals. The Committee establishes these pre-determined goals each year because it believes the achievement of the targets identified focuses the efforts of the named executives and management on objectives which will drive the growth and sustainability of the organization. The Committee uses a combination of time-based vesting of restricted stock and stock options and long-term performance-based vesting of equity awards tied directly to long-term shareholder value creation. The vesting of the three-year performance-based equity awards depends on the achievement of objective target goals (threshold, target and maximum levels) comparing the Company’s total shareholder returns against an objective market index, KBW Regional Banking Index, over a three-year measurement period which creates a substantial, at risk component of executive compensation directly tied to the Company’s long-term performance. The granting of time-based equity awards aligns the interests of the named executives with the interests of the Company’s Shareholders by promoting stability and the retention of a high-performing executive team over the longer term through the use of vesting schedules that generally requires continuous service over multiple years.
The Committee considers, as part of its oversight of executive compensation, the results of the Shareholders’ annual advisory vote on executive compensation (“say-on-pay proposal”). At the Company’s Annual Meeting of Shareholders held in May 2018, approximately 95% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the Company’s executive compensation program. The Compensation Committee believes this vote affirms the Shareholders’ support of the Company’s approach to executive compensation; however, the Committee will continue to oversee the executive compensation programs consistent with the objectives set forth herein and consider the outcome of the Company’s future say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for the named executives.

Executive Summary
In fiscal year 2018, the Company delivered strong operating performance and continued positive and long-term performance trends in many areas including operating earnings, credit quality, revenue growth, expense management and dividends declared as noted below:
	2018	2017	Percentage Change
Net Interest Income	$345.1 million	$315.7 million	9.3%
Non-interest Income	$224.1 million	$202.4 million	10.7%
Total Operating Expenses(1)	$346.1 million	$321.1 million	7.8%
Net Income	$168.6 million	$150.7 million	11.9%
Net Income, operating(2)	$167.8 million	$131.0 million	28.1%
Operating Earnings per Share(2)	$3.23	$2.64	22.4%
Net Charge-Offs/Average Loans	0.15%	0.18%	(16.7)%
Dividends Declared per Share	$1.44	$1.32	9.1%

(1)
Excluding acquisition expenses.

(2)
Excludes the one-time deferred tax expense benefits of the Tax Cuts and Jobs Act, acquisition expenses, unrealized gain on equity securities and loss or debt extinguishment, net of tax effects.

The Company has consistently returned significant value to its Shareholders. Its total annualized shareholder returns as compared to bank-specific and general indices over multiple periods over the past 12 years are set forth below:
Total Shareholder Returns(1)(2)
	1 Year	3 Years	5 Years	10 Years	12 Years
Community Bank System	11.1%	16.3%	11.1%	12.9%	11.9%
S&P 600 Commercial Bank Index	(9.9)%	8.4%	7.0%	7.2%	1.5%
KBW Regional Bank Index	(17.5)%	5.3%	4.9%	6.5%	1.5%
S&P 500 Index	(4.4)%	9.2%	8.5%	13.1%	7.1%
Dow Jones Industrial Average Index	(3.5)%	12.9%	9.7%	13.2%	8.1%

(1)
Annual equivalent through December 31, 2018, including reinvestment of dividends.

(2)
Source: Bloomberg, L.P.

Reflecting the Company’s focus on sustainable long-term returns for its Shareholders, the Company increased its quarterly cash dividend to Shareholders by 12%, to $0.38 per share, in August 2018, marking the 26th consecutive year of annual increases in its cash dividend.
After considering the Company’s operating performance, total Shareholder returns over the prior three years, and achievement of predetermined objectives, the Compensation Committee took the following actions relating to 2018 short-term and long-term incentive compensation decisions with respect to its named executives and other key employees:
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Approved annual cash incentive awards at the level of 125% of the target amount based on achievement measured against pre-established performance objectives, as described on pages 25 to 26.

•
Granted stock options and restricted stock awards at the target amount based on the determination that the Company’s performance was above the pre-established performance goals, as described on pages 26 to 27. These equity awards are subject to a five year pro rata vesting schedule and, with respect to the stock options, require stock price appreciation over the 10 year exercise period in order to produce value for the named executives.

•
Approved the vesting of the three-year long-term performance equity awards at the maximum amount based on the determination that the Company’s annual total shareholder returns exceeded the KBW Regional Banking Index (KRX) returns by 13.5%, which far exceeded the maximum target threshold of more than five percentage points, as described on pages 27 to 28.

Role of Compensation Committee, Compensation Consultants and Executive Officers
The Compensation Committee is responsible for the development, oversight and administration of the Company’s compensation and benefit programs. In carrying out its duties, the Committee reviews and approves the Company’s goals and objectives with respect to the CEO and other executives and seeks to align compensation with the Company’s business objectives and performance. The Compensation Committee also evaluates the performance of the CEO and the other executives in light of such goals and objectives and determines compensation levels based on such evaluation. The Committee also oversees the administration of broad-based compensation plans for the Company and its subsidiary entities, the review of succession planning for key positions in the Company, and the review and approval of executive level employment agreements subject to approval by the Board.
The Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the ability pursuant to its Charter to select and retain the services of independent compensation consultants in its sole authority. The Committee retained Pearl Meyer in 2017 to serve as an independent advisor with respect to executive and Board compensation. In particular, Pearl Meyer: (i) assessed the Company’s executive compensation and performance compared to the market and the Company’s peers, (ii) reviewed executive pay and performance alignment for the CEO, the Chief Financial Officer (“CFO”), the General Counsel, and the Chief Banking Officer (“CBO”), and (iii) made recommendations related to total compensation for this group of executive officers. Pearl Meyer presented the results of its reviews and recommendations to the Compensation Committee at its meetings in October and November 2017 for the Committee’s use in determining the compensation levels of the named executives. The input of Pearl Meyer was also utilized by the Committee in 2018 when making its determinations with respect to executive compensation in connection with the promotions of the Chief Operating Officer (“COO”), CFO, and Chief Credit Officer (“CCO”).
The Committee also retained Pearl Meyer to review and provide advice on the structure and level of compensation for directors in connection with the Committee’s review of director compensation for 2018. The purpose of the engagement was to assess whether the current Board compensation program is competitive and appropriate and to better understand emerging practices and considerations for potential areas of modification.
The Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from service as an independent advisor to the Committee. Pearl Meyer provided no services to the Company or its management other than services related to the Company’s compensation programs.
Although the Compensation Committee makes independent determinations on all matters related to compensation of the named executives utilizing executive sessions without management present, certain members of management are requested to attend and provide input to the Committee throughout the year. The Compensation Committee receives input from Company management, including the CEO, COO, CFO, Chief Human Resources Officer, General Counsel and others as needed to ensure that it has the information and perspective needed to carry out its duties.
At the beginning of each fiscal year, the Compensation Committee discusses the Company’s performance and sets performance goals and objectives with the input and recommendation of the CEO for the Company’s short-term Management Incentive Plan. In monitoring performance during the course of the year, the Committee receives updates and information from the CFO to verify and track the Company’s financial performance and progress in achieving the objectives established under the Management Incentive Plan. The Committee uses such information in monitoring performance and ultimately determining the annual incentive compensation awards earned by named executives and participants under the Management Incentive Plan at the end of the fiscal year.

Similarly, the Committee structures the equity compensation component to utilize both time-based and performance-based vesting. The use of the three-year performance-based equity awards (as described on pages 27 to 28) conditions a substantial portion of the named executives’ compensation upon the Company’s total shareholder returns meeting or exceeding an objective benchmark index, the KBW Regional Banking Index (KRX), over the three-year measurement period. The use of time-based restricted stock and option grants (as described on pages 26 to 27) promotes stability and retention of highly qualified senior executives by establishing vesting schedules that generally require continuous service over a period of five years. The Committee believes that the use of meaningful and significant grants of equity compensation with both time-based and performance-based components, along with the Company’s stock ownership guidelines for named executives (as described on pages 13 to 14), encourages the Company’s named executives to achieve balanced growth with prudent risk taking by aligning the named executives’ long-term interests with those of the Company’s Shareholders.
Philosophy and Objectives
The Company’s ability to attract and retain talented employees and executives with the skills and experience to develop and execute business opportunities is essential to its success and providing value to its Shareholders. The Company seeks to provide fair and competitive compensation to its employees by structuring compensation principally around two general parameters. First, compensation is targeted to be near the median of the market. Second, when the Company exceeds its performance goals and peers, the Company’s total compensation is designed to reward employees with pay above median. Similarly, if the Company’s performance does not meet its goals or falls below its peers, the Company’s compensation is designed to fall below median. To support this pay-performance alignment, a significant amount of the Company’s executives’ total compensation is incentive based and tied to the achievement of Company performance goals and long-term Shareholder value. The Company believes pay-performance alignment should be evaluated over a multiple year period since much of its pay is related to longer-term performance results.
The Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program to promote the achievement of the Company’s long-term growth goals, focusing improvement in earnings per share (“EPS”) each year, improvement in return on equity, and achievement of total shareholder returns at or above its peer group’s returns. EPS is generally defined as the Company’s net income divided by the weighted average number of shares outstanding during that period. The Company believes EPS reflects the best measurement of its performance and progress towards continuously increasing Shareholder value.
The Company’s executive compensation program seeks to:
1.
Attract, retain and motivate highly qualified executives through both short-term and long-term incentives that emphasize overall Company and group performance;

2.
Provide incentives to increase Shareholder value by:

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aligning incentive compensation to financial and non-financial performance measures tied to creation of Shareholder value; and

•
utilizing equity-based compensation (with stock ownership requirements) to encourage its executives to have an ownership perspective and align their interests with those of the Company’s Shareholders;

3.
Manage compensation costs through the use of performance-based compensation tied to corporate and individual performance criteria focused on sustainable long-term earnings growth of the Company;

4.
Structure compensation criteria so that achievement of corporate and individual goals do not encourage excessive risk taking;

5.
Prohibit any tax gross-up provisions in employment-related agreements and limit perquisites and personal benefits to those that support the business function of the executive; and

6.
Require senior executives to retain substantial amounts of the Company’s stock in proportion to such executive’s position with the Company pursuant to its stock ownership policy.

Policies and Procedures
To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.
The Company seeks to provide competitive compensation based on market data.   The Company compares its cash, equity and benefits-based compensation practices with those of other companies of similar size and operating characteristics. The Compensation Committee considers various industry surveys including the American Bankers Association, the New York Bankers Association Compensation Report, and McLagan Financial Services Industry Survey, and compensation benchmarking resources through Economic Research Indicators (ERI), to confirm the appropriateness of overall compensation levels and the components of compensation for executives. The Compensation Committee utilizes multiple sources of data, as well as engaging independent compensation consultants from time to time for independent analysis and input regarding benchmarking the Company’s compensation programs with comparable financial institutions. The Compensation Committee retained the services of Pearl Meyer to serve as an independent compensation consultant in 2018 as described on page 20.
The Company encourages teamwork.   The Company recognizes that its long-term success results from the coordinated efforts of employees, working towards common, well-established objectives. While individual accomplishments are encouraged and rewarded, the performance of the Company as a whole is a determining factor in total compensation opportunities.
The Company strives for fairness in the administration of compensation.   The Company strives to ensure that compensation levels accurately reflect the level of responsibility that each individual has within the Company. Executives and members of management are informed of individual and Company-wide objectives.
Goal setting, performance review and aligning variable pay to performance.   Performance assessment involves the following:
1.
At the beginning of each fiscal year, the Company’s CEO distributes written performance goals and objectives in the Management Incentive Plan as approved by the Compensation Committee and the full Board. Performance goals include specific financial and operational objectives for the Company.

2.
All performance goals are reviewed on an ongoing basis by management and the Compensation Committee to ensure that the Company is responding to changes in the marketplace and economic climate, and that progress is assessed on a continuing basis over the course of the year.

3.
At the end of the fiscal year, Company and individual performance is evaluated against the established goals. These evaluations, as well as consideration of the responsibilities associated with an individual’s position, affect decisions on the individual’s base salary, cash incentive, and equity-based compensation.

Compensation Best Practices
The Company continues to implement its executive compensation program in a manner that is designed to reinforce its philosophy of aligning each named executive’s compensation with the Company’s short-term and long-term performance. The Company uses the following practices in order to align its compensation philosophy with those practices generally considered to promote Shareholder value:
•
Pay for performance.   A significant percentage of the named executives’ total compensation is based upon the Company’s performance. In 2018, the percentage of variable compensation to total compensation tied to the Company’s performance for the named executives is as follows: 68% for the CEO, 62% for the COO, 51% for the CFO, 58% for the General Counsel, 54% for the CBO (retired), and 48% for the CCO.

•
Three-year long term equity grants based on the Company’s performance in comparison to an objective benchmark index.   The Company’s equity compensation program provides for a three-year performance-based equity grant that is based upon the Company’s performance at specified achievement levels as compared against an objective market index.

•
Correlation between incentive compensation, performance measures, and strategic objectives.
Performance measures for the Management Incentive Plan and long-term equity-based incentive compensation are tied to a balance of long-term strategic and annual operating objectives designed to create sustainable long-term Shareholder value.

•
Manage Risk.   The Compensation Committee reviews all incentive compensation plans on an annual basis to ensure such plans do not encourage excessive risk taking.

•
Significant stock ownership requirements.   The CEO and senior executives are subject to the Company’s stock ownership requirements set forth on pages 13 to 14.

•
Limited perquisites.   The Company provides limited perquisites to its named executives only on the basis of a sound business rationale.

•
Policy on insider trading that prohibits hedging of Company securities.   The Company prohibits its named executives and directors from pledging shares on margin, trading in derivative securities of the Company’s common stock, or hedging with respect to Company stock.

•
“Double trigger” in the event of a change in control.   The Company’s change in control provisions are “double-triggered,” requiring a change in control and a subsequent involuntary termination without cause or voluntary termination for good reason in order for the named executive to become entitled to compensation and benefits under the change in control provision.

•
Clawback of certain compensation in the event of restatement.   The senior executives and other employees are subject to the Company’s recoupment policy (“clawback”) for incentive compensation in the event of certain financial restatements.

•
No tax gross ups.   The Company does not provide tax “gross-ups” to its executives in any plan or agreement.

Benchmarking Against the Company’s Peer Group
Understanding the industry’s landscape is an essential element of establishing the Company’s program targets and making compensation decisions. The Company regularly reviews competitive market data and compare executive pay and performance to market norms to ensure alignment. The Compensation Committee engaged Pearl Meyer in 2017 to determine a group of the Company’s peers in order to assess the Company’s programs and pay levels for senior executives against 21 publicly traded banks similar in regional location and asset size to the Company (the “Peer Group”). The Peer Group consists of the following companies: Berkshire Hills Bancorp Inc., Chemical Financial Corporation, First Commonwealth Financial Corporation, First Financial Bancorp., First Merchants Corporation, First Midwest Bancorp, Inc., F.N.B. Corporation, Fulton Financial Corporation, Independent Bank Corp., MB Financial, Inc., NBT Bancorp, Inc., Old National Bancorp, Park National Corporation, S&T Bancorp, Inc., Sterling Bancorp, Union Bankshares Corporation, United Bankshares, Inc., Valley National Bancorp, Webster Financial Corp., WesBanco, Inc., and Wintrust Financial Corporation. The Compensation Committee used this Peer Group information in making determinations regarding the 2018 base salaries for the named executives and determining the compensation levels in the renewed three-year employment agreement (2018 – 2020) with the Company’s President and CEO.
Overview of the Company’s Compensation Program
The Company’s business model is to offer financial products and services of a comprehensive and sophisticated nature while providing a level of customer service which exceeds the service quality delivered by other financial institutions in its markets. The delivery of those products and services, in ways that enhance Shareholder value, requires that the Company attract key people, promote teamwork, and reward results. To further these goals, the Company maintains the following compensation programs.

Cash-Based Compensation
Salary.   The Company sets base salaries for employees by reviewing the total cash compensation opportunities for comparable positions in the market. Its objective is to pay salaries that are commensurate with market levels and recognize the role, experience, performance and contributions of each executive to the Company’s success.
Management Incentive Plan.   In order to focus and reward its key management for achievement of the Company’s annual business objectives, the Company provides a portion of compensation that is tied to its performance. The management incentive plan covers the Company’s key management and officers and during 2018 approximately 36% of the Company’s employees participated in the Management Incentive Plan. Incentive award levels, expressed as a percentage of salary, are established for different organizational levels within the Company. For the named executives, their respective awards reflect a combination of the Company’s performance relative to corporate wide financial and tactical objectives and their own performance as discussed on pages 25 to 26.
Equity-Based Compensation.   The Company uses equity-based compensation, including stock options and restricted stock, as a component of total compensation, to align the interests of management with those of the Shareholders. The Board typically awards equity-based compensation on an annual basis, although grants are not guaranteed and are made at the discretion of the Compensation Committee. Equity awards are targeted to reflect a percentage of salary which has been established for different organizational levels within the Company based on market practice and its desire to focus a meaningful portion of total compensation in long-term, stock-based compensation. Equity awards typically consist of a combination of time and performance vested restricted stock and stock options. This portfolio approach helps achieve multiple objectives focused on (i) aligning value of grants with future performance (stock price and predefined performance goals), (ii) encouraging stock ownership, and (iii) providing retention incentives for the Company’s top talent. Stock options and restricted stock can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company. The Company has, on occasion, issued limited amounts of restricted stock to individuals to support specific business objectives, including rewarding performance in special assignments and recognizing extraordinary service in consummating acquisitions. The Company utilizes both time and performance criteria in the vesting conditions for stock options and restricted shares to better correlate equity compensation with the long-term performance of the Company.
Benefits
All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. These benefits and related plans help ensure that the Company has a productive and focused workforce. The Company utilizes a retirement and 401(k) savings plan to enable employees to plan and save for retirement.
The Company’s tax-qualified 401(k) employee stock ownership plan (the “401(k) Plan”) allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code. The Company provided a matching contribution up to 4.5 percent of the contributing participant’s salary in 2018 subject to various limits imposed by the Internal Revenue Service (“IRS”).
Compensation of the Named Executives
The compensation program for senior executives is built around the philosophy of targeting market-median compensation with variable incentive components that vary above or below market to reflect Company and individual performance. The Company’s compensation program consists of three primary elements:
•
base salary;

•
annual cash bonus pursuant to the Management Incentive Plan; and

•
equity-based long-term incentives.

Consistent with the Company’s goal to emphasize performance-based and variable compensation, as a group, approximately 47% of Messrs. Tryniski’s, Sutaris’, Kingsley’s, Donahue’s, Getman’s and Serbun’s 2018 compensation is attributable to base salary and approximately 53% is attributable to variable performance-based incentive compensation (consisting of annual bonus and equity awards).
Base Salary
The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual named executive. Each year, the Company reviews base salaries and targets salary compensation at or near the median base salary practices of the market, but maintains flexibility to vary from market-median practices to reflect individual performance and contributions. Generally, the Compensation Committee starts the total compensation review for executives by reviewing any identified compensation trends and any recommendations with respect to the base salary of named executives. The Committee recognizes that base salaries are the foundation for many other pay programs to the extent they are expressed as percentages of base salary (e.g., the cash incentive under the Management Incentive Plan is a percentage of the executive’s base salary). As a result, the Committee carefully considers the appropriate base salaries amounts to ensure proper pay mix and positioning.
Annual Incentive Payments under the Management Incentive Plan
Annual incentives under the Management Incentive Plan are designed to be awarded upon the satisfaction of performance-based achievements relative to specified Company performance goals. The Compensation Committee retains discretion to adjust awards based on factors related to the Committee’s assessment of the Company’s performance, management’s overall performance as a group, individual performance, and risk assessment of performance goals. The Compensation Committee may also take into account management’s performance in addressing unanticipated matters, general economic conditions and industry-specific factors, and other factors deemed relevant by the Committee.
The predominate metric in the Compensation Committee’s evaluation of performance is a review of the achievement of the predetermined annual corporate goals. The goals are intended to focus management’s strategic priorities in the operation of the Company. Accordingly, the compensation of each executive officer is based predominantly on the assessment of the achievement of these predetermined corporate goals.
At the beginning of each fiscal year, the Compensation Committee establishes the annual corporate performance goals. Corporate goals are proposed by the CEO, reviewed and approved by the Committee and also approved by the Board on an annual basis. The Committee considers and assigns a relative weight to appropriately focus efforts on corporate goals that are intended to enhance Shareholder value. Over the course of the year, the Committee receives periodic updates on the progress towards achieving the predetermined corporate goals. Prior to approving payment of the incentive bonuses for 2018, the Committee evaluated the Company’s performance by assessing if, and the extent to which, the Company achieved or failed to achieve the corporate goals approved by the Board at the beginning of fiscal year 2018. Based on its assessment of performance in achieving the predetermined goals and other factors deemed to be relevant, the Committee determined that the Company’s performance was above target level by 25% resulting in awards for the 2018 year (paid in 2019) equivalent to 125% of the target amount.

The Company’s corporate goals for payments made under the 2018 Management Incentive Plan and the level at which the Compensation Committee determined they were achieved are as follows:
Corporate Goal	Minimum Threshold and Maximum Achievement Levels	Achievement Level	2018 Achievement
Improvement in operating earnings per share above prior year	Minimum: Greater than 1% improvement Maximum: Greater than 6% improvement	Operating EPS of $3.23, which was an improvement of greater than 6%	50%
Achievement of operating efficiency ratio objective	Minimum: Ratio of at least 64% Maximum: Ratio of less than 60%	Operating efficiency ratio of 58.0%	15%
Achievement of retail banking goals including individuals, partnerships, and corporations deposit and sweep growth, indirect loan growth, mortgage and home equity loan growth, and achievement of budgeted non-interest income	Minimum: Achievement of one identified objective Maximum: Achievement of all four identified objectives	Achieved one of the objectives	0%
Achievement of tactical objectives including IT enhancement initiatives with respect to electronic banking and commercial loan documentation system	Minimum: Achievement of less than two identified objectives Maximum: Achievement of all four identified objectives	Achievement of all four objectives	15%
Achievement of commercial banking operating objectives including loan growth and related business deposits	Minimum: Achievement of one identified objective Maximum: Achievement of neither identified objective	Achievement of one objective.	7.5%
Maintenance of asset quality metrics	Minimum: Net charge-off ratio of at least 0.40% Maximum: Net charge-off ratio of less than 0.20%	Net charge-off ratio of 0.15%	15%
Achievement of pre-tax earnings growth targets for financial services businesses	Minimum: Growth of less than 3% Maximum: Growth in excess of 10%	Growth of 18.8%	22.5%
Total Weighted Achievement Level			125%
For the 2018 Management Incentive Plan payments, which were paid in 2019, the following percentages of each named executive’s base salaries were used to calculate the Management Incentive Plan payments: Mr. Tryniski 70%, Mr. Kingsley’s 60%, Messrs. Sutaris and Donahue 50%, and Messrs. Getman and Serbun 40%. Please see the Summary Compensation Table presented on page 31 and related footnotes for more information regarding the amount received by each of the named executives under the Management Incentive Plan.
Equity-Based and Other Long-Term Incentive Compensation
The Compensation Committee believes that the interests of the Company’s Shareholders are best served when a significant percentage of executive compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock and other indicators that reflect improvements in business fundamentals. Accordingly, in determining total compensation levels, the Compensation Committee includes annual grants of equity-based awards to the named executives (as presented on pages 26 to 27) and other key employees which are designed to accomplish long-term objectives of the Company’s compensation program.
All equity grants are awarded under the 2014 Incentive Plan. The Company structures its equity program to provide that the named executives receive 75 percent of their target equity compensation on an annual basis (the “annual equity awards”); half of which is in the form of time vested stock options and half in the form of time vested restricted stock. The remaining 25 percent of the target award is granted every three years in the form of long-term performance-stock awards with vesting of these awards contingent upon achieving specific long-term market determined performance measures over a three-year period (the “performance equity award”).
The annual equity awards are awarded each year based on a combination of the Company’s performance and individual performance determined by the Compensation Committee with the target level of such awards tied to the named executive’s base salary and responsibilities. The annual equity awards vest pro rata over a five year period in order to encourage the executives to continue their service with the Company. With respect to the grant of equity awards to the named executives in 2018, the following percentage of each named executive’s base salaries were used to calculate the equity grant: Mr. Tryniski 90%, Messrs. Kingsley and Donahue 60%, Mr. Getman 55%, Mr. Serbun 30% and Mr. Sutaris, 25%. Please see the Grants of Plan-Based Awards Table presented on page 33 and related footnotes for more information regarding the amount of stock options and restricted stock received by each of the named executives in connection with the annual equity awards.
The Company is precluded from repricing options or granting options retrospectively under its 2014 Incentive Plan. All grants to executive officers require the approval of the Compensation Committee. The Company’s general practice is to grant equity awards only on the annual grant date, although there are occasions when grants have been made on other dates, such as the employment of new employees with grants being made as of the date of hire. The exercise price of the stock options is set at the fair market price of a share of the Company’s common stock on the NYSE on the date of grant.
Please see the Summary Compensation Table and the Grants of Plan-Based Awards Table presented on pages 31 to 33 and the accompanying narrative disclosure for more information regarding the number and value of the stock option awards received by each of the named executives.
Three-Year Performance Equity Award (2016-2018)
In March 2016, the Committee granted a new long-term performance equity award to the named executives and senior management consisting of shares of performance restricted stock, the terms of which provide that between zero and 200% of the target award may be earned over the three-year performance period starting January 1, 2016 and ending December 31, 2018. The performance metric used to determine the level of achievement over the three-year performance period was based on the difference, measured in percentage points, between the Company’s total shareholder return (stock price and dividends) and a benchmark total return index. The KBW Regional Banking Index (KRX) was selected again as the benchmark total return index because it was deemed to be an objective measure of the Company’s performance and would provide a significant ongoing incentive to increase the long-term total returns for Shareholders.

Performance Levels Established by the Compensation Committee
Performance Measure	Threshold	Target	Maximum
Company annual Total Shareholder Return (“TSR”) compared to benchmark KBW annual Total Shareholder Return (“KBW TSR”) (both measured in terms of percentage point increase or decrease over the performance period)	Company TSR is less than KBW TSR by 5 percentage points or more annually, then the payment opportunity is zero.	Company TSR is equal to or within 1.99 percentage points annually of the KBW TSR, then the payment opportunity is 100% of Target Amount.	Company TSR exceeds the KBW TSR by 5 percentage points or more annually, then payment opportunity is 200% of Target Amount.
The Committee determined the target performance levels based on appropriate stretch performance goals taking into consideration the benchmark index, performance period, and range of performance measure criteria tied to the payout opportunity. The performance restricted stock award includes dividend equivalent right that will accrue, in the form of additional shares of common stock, if and only to the extent that the performance restricted stock is earned and vested at the end of the performance period.
At the end of the measurement period, the Company’s annual TSR was 19.1% and the KRW Index was 5.6% for a performance differential of 13.5% annually resulting in a payment of the maximum amount. The Committee determined that Messrs. Tryniski, Sutaris, Kingsley, Donahue, Getman and Serbun were entitled to the vesting of the following number of shares of restricted stock based upon the achievement of the specified goals: 23,835, 2,127, 11,112, 8,438, 9,041, and 3,328 shares, respectively.
Three-Year Performance Equity Award (2019-2021)
Using the same metric and formula utilized for the prior three-year period, in March 2019, the Committee granted a new long-term performance equity award to the named executives and senior management consisting of shares of performance restricted stock, the terms of which provide that between zero and 200% of the target award may be earned over the three-year performance period starting January 1, 2019 and ending December 31, 2021. The performance metric used to determine the level of achievement over the three-year performance period will be based on the difference, measured in percentage points, between the Company’s total shareholder return (stock price and dividends) and a benchmark total return index. The Committee again selected the KRX Index as the benchmark index because it continues to be deemed an objective measure of the Company’s performance.
Performance Levels Established by the Compensation Committee
Performance Measure	Threshold	Target	Maximum
Company annual Total Shareholder Return (“TSR”) compared to benchmark KBW annual Total Shareholder Return (“KBW TSR”) (both measured in terms of percentage point increase or decrease over the performance period)	Company TSR is less than KBW TSR by 5 percentage points or more annually, then the payment opportunity is zero.	Company TSR is equal to or within 1.99 percentage points annually of the KBW TSR, then the payment opportunity is 100% of Target Amount.	Company TSR exceeds the KBW TSR by 5 percentage points or more annually, then payment opportunity is 200% of Target Amount.
The Committee determined the target performance levels based on appropriate stretch performance goals taking into consideration the benchmark index, performance period, and range of performance measure criteria tied to the payout opportunity. The performance restricted stock award includes dividend equivalent right that will accrue, in the form of additional shares of common stock, if and only to the extent that the performance restricted stock is earned and vested at the end of the performance period. At the end of the three-year performance (December 31, 2021), the Compensation Committee will determine whether the achievement level is met, and at what level, under the performance measures for the long-term performance equity award.

Other Benefits
Although other personal benefits are not a key element of the Company’s compensation program, the Company’s named executives, along with certain other senior level executives, are provided a limited number of personal benefits whose purpose is to support those executives in their business functions. The Company provides the following benefits to the named executives, as quantified in the Summary Compensation Table:
•
local club memberships to enable executives to interact and foster relationships with customers and the local business community. Memberships do not exceed $11,100 for each named executive;

•
a car allowance or use of a Company-owned vehicle for those executives responsible for managing geographic territories which span the Company’s market from Northeastern Pennsylvania to the Canadian border and throughout Vermont and into Western Massachusetts; and

•
group term life insurance coverage in excess of limits generally available to employees.

Please see the Summary Compensation Table and accompanying narrative disclosures presented on pages 31 to 32 for more information on personal benefits the Company provides to the named executives.
Retirement and Other Benefits
The Company provides retirement benefits through a combination of a Pension Plan and a 401(k) Plan for most of its regular employees, including the named executives. The 401(k) Plan and the Pension Plan are more fully described under the section entitled “Retirement Plan Benefits” on page 36. The Pension Plan is available to all of the Company’s employees after one year of service.
Certain named executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations. The Company’s supplemental retirement agreements are described under the section entitled “Retirement Plan Benefits.”
The Company offers the named executives and certain other senior level executives the ability to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the “Deferred Compensation Plan”). The named executives may elect to defer cash compensation into the Deferred Compensation Plan as described under the section entitled “Nonqualified Deferred Compensation Plan.”
Effective June 1, 2018, the Board adopted the Community Bank System, Inc. Restoration Plan (the “Restoration Plan”). The Restoration Plan is an unfunded, non-qualified deferred compensation plan which covers selected executives who are not covered by a supplemental retirement plan agreement, including Messrs. Sutaris and Serbun. Messrs. Tryniski, Kingsley, Donahue, and Getman are not covered by the Restoration Plan because they have separate supplemental retirement agreements. The Restoration Plan is designed to provide credits that cannot be provided to eligible executives under the tax-qualified Community Bank System, Inc. Pension Plan and Community Bank System, Inc. 401(k) Employee Stock Ownership Plan as a result of the Internal Revenue Code limit on annual compensation that may be taken into account under those plans. The compensation limit in effect in 2018 was $275,000. A participant’s benefit in the Restoration Plan will be expressed as an individual (bookkeeping) account balance that will be increased annually by an amount generally designed to equal the credit and contribution that cannot be provided to the participant under the tax-qualified plans as a result of the compensation limit. A participant’s account balance will be credited with interest annually until distributed and will be paid to the participant following his or her separation from service subject to the terms of the Restoration Plan.
The Company has entered into an employment agreement with each of the named executives. These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of the named executives. The agreements, which also include change in control provisions, are more fully described under the section entitled “Employment Agreements.” Such change in control provisions all contain a “double trigger,” providing benefits only upon a termination without cause or a termination for good reason in connection with a change in control and do not provide for any tax gross-ups payments upon a change in control event.

Succession Planning
The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management. In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan. The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.
Tax Considerations
Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1 million the tax deduction available to public companies for compensation paid to the CEO and the three other most highly compensated executive officers, not including the CFO. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, certain types of compensation were deductible if the requirements of Section 162(m) of the Code with respect to performance-based compensation were satisfied. The Tax Cuts and Jobs Act generally amended Section 162(m) to eliminate the performance-based compensation exception and to expand the pool of includable executive officers to include the CFO for 2018. The Compensation Committee considers the implications of Section 162(m) in structuring and managing executive compensation and generally intends to maximize the tax deductibility of compensation, while it retains discretion to structure executive compensation in the best overall interests of the Company and award compensation that exceeds deductibility limitations if deemed appropriate. As was the case prior to the enactment of the Tax Cut and Jobs Act, the Committee will continue to monitor issues concerning the deductibility of executive compensation. Because corporate objectives may not always be consistent with the requirements of tax deductibility, the Committee is prepared, when it deems it appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m). Thus, deductibility will be one of many factors considered by the Committee in ascertaining appropriate levels or modes of compensation.
Compensation Recovery
The Company has adopted a clawback policy which states that if a senior executive or other employee has engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for a material restatement to the Company’s financial results, the Board will determine whether the incentive-based compensation received by such executive or employee would have been lower based upon the restated results and it will seek recoupment of such overpayment to the extent permitted by applicable law. Any recoupment under the clawback policy may be in addition to any other disciplinary action the Board may determine, including the termination of employment.
Policy Regarding Derivatives, Pledging and Hedging
The Company has adopted a policy that prohibits all of its directors and employees, including the named executives, from engaging in short sale transactions, pledging shares on margin, trading in derivative securities of the Company’s common stock, or engaging in the purchase or sale of any other financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s common stock.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon its review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Neil E. Fesette, Chair
Brian R. Ace
Mark J. Bolus
Raymond C. Pecor, III

Executive Compensation Disclosure Tables
The following table summarizes the compensation of the named executives for the fiscal years end December 31, 2018, 2017 and 2016. The named executives are the Company’s CEO, CFO, and the three other most highly compensated executive officers ranked by their total compensation in the table below. Effective June 1, 2018, Mr. Kingsley was promoted to the Company’s EVP and COO, Mr. Sutaris was promoted to EVP and CFO, and Mr. Serbun was promoted to EVP and CCO. Effective June 2, 2018, Mr. Donahue retired as the Company’s EVP and CBO. The material terms of the employment, consulting and separation agreements with the named executives are set forth under the section entitled “Employment Agreements.”
SUMMARY COMPENSATION TABLE
for
Fiscal Years End December 31, 2018, 2017 and 2016
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark E. Tryniski President, Chief Executive Officer and Director	2018	$800,000	$283,011	$284,605	$700,000	$860,518	$34,657	$2,962,791
	2017	$750,704	$214,600	$215,279	$619,993	$1,274,728	$32,730	$3,108,034
	2016	$744,937	$679,665	$228,073	$402,267	$551,240	$32,026	$2,638,208
Joseph E. Sutaris, Executive Vice President and Chief Financial Officer(6)	2018	$299,769	$20,858	$20,953	$234,375	$7,955	$27,017	$610,927
Scott A. Kingsley Executive Vice President and Chief Operating Officer	2018	$565,385	$123,807	$124,522	$450,000	$38,656	$28,744	$1,331,114
	2017	$437,479	$100,074	$100,361	$240,871	$585,434	$27,098	$1,491,317
	2016	$434,119	$316,859	$106,328	$181,283	$20,836	$27,638	$1,087,063
Brian D. Donahue Retired Executive Vice President and Chief Banking Officer(7)	2018	$400,000	$94,337	$94,873	$125,000	$(17,192)	$24,683	$721,701
	2017	$362,409	$75,970	$76,207	$199,538	$361,657	$28,046	$1,103,827
	2016	$359,625	$240,628	$80,742	$129,465	$232,496	$28,350	$1,071,306
George J. Getman Executive Vice President and General Counsel	2018	$410,000	$88,633	$89,134	$205,000	$61,754	$27,405	$881,926
	2017	$388,295	$81,396	$81,651	$213,791	$544,240	$23,719	$1,333,092
	2016	$385,312	$257,794	$86,510	$163,713	$2,302	$25,720	$921,351
Joseph F. Serbun Executive Vice President and Chief Credit Officer	2018	$320,385	$37,131	$37,350	$162,500	$83,048	$32,927	$673,341
	2017	$262,650	$30,045	$30,122	$108,459	$25,923	$33,316	$490,515
	2016	$259,658	$94,898	$31,837	$72,306	$14,501	$32,761	$505,961

(1)
The amounts in this column reflect the grant date fair value of restricted stock awards issued pursuant to the Company’s 2014 Incentive Plan computed in accordance with FASB ASC Topic 718. Additional information about the Company’s accounting for stock-based compensation arrangements is contained in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2019. Included in the 2016 award is a performance restricted stock award granted pursuant to the 2014 Incentive Plan. This long-term equity award will vest based upon the achievement of objective performance metrics measuring the Company’s total shareholder return against the KBW Regional Banking Index over the three-year measurement period of 2016-2018 as set forth on pages 27 to 28. Depending on the achievement level of the three year performance goals, the named executives may receive the maximum, target, or no shares from this award.

(2)
The amounts in this column reflect the grant date fair value of stock option awards in the applicable year pursuant to the 2014 Incentive Plan, computed in accordance with FASB ASC Topic 718. These amounts are based on the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options. Assumptions used in the calculation of these amounts are included in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K which was filed with the SEC on March 1, 2019.

(3)
For all named executives, the amounts shown in this column reflect amounts earned under the Company’s Management Incentive Plan, an annual cash award plan based on performance and designed to provide incentives for employees. Cash payments are typically paid in the subsequent year. The awards for the 2018, 2017, and 2016 plan year (paid in 2019, 2018 and 2017) were approximately 125%, 135% and 90%, respectively, of the target amount, subject to adjustment for individual performance.

(4)
The amounts shown in this column include the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Company’s Pension Plan and the named executive’s individual supplemental executive retirement agreement. No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan. All contributions to the Deferred Compensation Plan are invested in investment options selected by the named executive from the same array of options predetermined by the Company.

(5)
The amounts in this column include: (a) the reportable value of the personal use of Company-owned vehicles or allowances amounting to $9,126 for Mr. Tryniski, $13,200 for Mr. Sutaris, $4,386 for Mr. Kingsley, $2,404 for Mr. Donahue, $10,215 for Mr. Getman, and $8,503 for Mr. Serbun; (b) the value of group term life and long term disability insurance benefits in excess of  $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Sutaris, Kingsley, Donahue, Getman, and Serbun received $2,086, $1,442, $913, $2,954, $1,980, and $2,294, in 2018, respectively; (c) the Company’s contributions to the 401(k) Plan, a defined contribution plan, amounting to $12,375 for Mr. Tryniski, Mr. Sutaris, Mr. Kingsley, Mr. Donahue, Mr. Getman, and Mr. Serbun; and (d) the Company’s payment for country and/or social club memberships amounting to $11,070 for Mr. Tryniski, $0 for Mr. Sutaris, $11,070 for Mr. Kingsley, $6,950 for Mr. Donahue, $2,835 for Mr. Getman, and $9,755 for Mr. Serbun. The Company does not maintain any “split-dollar” arrangements for the named executives.

(6)
Effective June 1, 2018, Mr. Sutaris succeeded Mr. Kingsley as Executive Vice President and Chief Financial Officer. Mr. Sutaris was not a named executive in 2017 or 2016; therefore, in accordance with the SEC’s disclosure rules, information regarding his compensation in those fiscal years is not included.

(7)
Effective June 2, 2018, Mr. Donahue retired as EVP and CBO.

The following Grants of Plan-Based Awards Table provides information about equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2018. All equity awards are made under the terms of the 2014 Incentive Plan and the non-equity awards are made under the terms of the Company’s Management Incentive Plan. The Management Incentive Plan awards were subject to the satisfaction of 2018 performance objectives and were paid in 2019.
GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of options awards	Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)
Mark E. Tryniski		$0	$560,000	$910,000
	3/20/18					21,176(2)	$55.92	$284,605
	3/20/18				5,061(3)			$283,011
Joseph E. Sutaris		$0	$187,500	$304,687
	3/20/18					1,559(2)	$55.92	$20,953
	3/20/18				373(3)			$20,858
Scott A. Kingsley		$0	$360,000	$585,000
	3/20/18					9,265(2)	$55.92	$124,522
	3/20/18				2,214(3)			$123,807
Brian D. Donahue		$0	$200,000	$325,000
	3/20/18					7,059(2)	$55.92	$94,873
	3/20/18				1,687(3)			$94,337
George J. Getman		$0	$164,000	$266,500
	3/20/18					6,632(2)	$55.92	$89,134
	3/20/18				1,585(3)			$88,633
Joseph F. Serbun		$0	$130,000	$211,250
	3/20/18					2,779(2)	$55.92	$37,350
	3/20/18				664(3)			$37,131

(1)
The amounts in this column represent target awards under the Management Incentive Plan, which equal a specified percentage of base salary in effect on December 31 of the year before payment is made. The actual awards for the 2018 plan year (paid in 2019) were approximately 125% of the target amount set forth in this table due to the performance levels achieved for 2018 being above target by 25%. The Management Incentive Plan awards could be increased for above targeted performance and reduced for less than targeted performance based upon the corporate goals described under the section entitled “Annual Incentive Payout pursuant to the Management Incentive Plan” and personal performance. The Management Incentive Plan awards earned by the named executives in 2018 and paid in 2019 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” These amounts were determined based upon the satisfaction of the 2018 Management Incentive Plan performance objectives.

(2)
The stock options are granted pursuant to the 2014 Incentive Plan. The options are subject to time vesting requirements. The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on March 20, 2019, 2020, 2021, 2022, and 2023. Upon the named executive’s termination, the named executive generally has three months to exercise any vested options. Except for employees retiring in good standing, all unvested options at the date of termination are forfeited. For employees who retire in good standing, all unvested options will become vested as of the retirement date. Such retirees may exercise the options before the expiration date.

(3)
The shares of restricted stock are granted pursuant to the 2014 Incentive Plan. The restricted stock vests ratably over five years and are subject to forfeiture upon termination of employment for any reason. For employees who retire in good standing, all unvested restricted stock will become vested as of the retirement date. During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends. Nonvested shares are subject to forfeiture and may not be sold, exchanged or otherwise transferred.

The following table summarizes the equity awards the Company has made to the named executives which are outstanding as of December 31, 2018.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity incentive plan awards: number of unearned shares, unit or other rights that have not vested (#)(5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Mark E. Tryniski	14,357	0	$27.36	1/19/2021	14,755	$860,216	23,835	$1,389,581
	21,603	0	$28.78	3/21/2022
	23,691	0	$29.79	3/19/2023
	16,059	10,702	$35.36	3/18/2025
	14,424	3,602	$37.77	3/19/2024
	11,545	17,318	$38.02	3/16/2026
	0	21,176	$55.92	3/20/2028
	3,369	13,476	$57.12	3/15/2027
Joseph E. Sutaris	3,026	0	$29.79	3/19/2023	1,267	$73,866	2,127	$124,004
	1,434	954	$35.36	3/18/2025
	1,340	456	$37.77	3/19/2024
	515	1,546	$38.02	3/16/2026
	0	1,559	$55.92	3/20/2028
	300	1,203	$57.12	3/15/2027
Scott A. Kingsley	6,476	0	$27.36	1/19/2021	6,713	$391,368	11,112	$647,830
	9,503	0	$28.78	3/21/2022
	10,506	0	$29.79	3/19/2023
	7,488	4,988	$35.36	3/18/2025
	6,396	1,598	$37.77	3/19/2024
	5,382	8,074	$38.02	3/16/2026
	0	9,265	$55.92	3/20/2028
	1,570	6,283	$57.12	3/15/2027
Brian D. Donahue	4,978	0	$17.82	4/22/2019	5,120	$298,496	8,438	$491,935
	5,483	0	$19.48	1/20/2020
	5,298	0	$27.36	1/19/2021
	7,602	0	$28.78	3/21/2022
	8,537	0	$29.79	3/19/2023
	5,685	3,789	$35.36	3/18/2025
	5,200	1,297	$37.77	3/19/2024
	4,087	6,131	$38.02	3/16/2026
	0	7,059	$55.92	3/20/2028
	1,192	4,771	$57.12	3/15/2027

Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity incentive plan awards: number of unearned shares, unit or other rights that have not vested (#)(5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
George J. Getman	6,377	0	$27.36	1/19/2021	5,268	$307,124	9,041	$527,090
	8,489	0	$28.78	3/21/2022
	9,327	0	$29.79	3/19/2023
	6,093	4,058	$35.36	3/18/2025
	5,680	1,417	$37.77	3/19/2024
	4,379	6,569	$38.02	3/16/2026
	0	6,632	$55.92	3/20/2028
	1,277	5,112	$57.12	3/15/2027
Joseph F. Serbun	3,484	0	$28.78	3/21/2022	1,976	$115,201	3,328	$194,022
	3,858	0	$29.79	3/19/2023
	1,833	1,220	$35.36	3/18/2025
	2,348	587	$37.77	3/19/2024
	1,611	2,418	$38.02	3/16/2026
	0	2,779	$55.92	3/20/2028
	471	1,886	$57.12	3/15/2027

(1)
Stock options and restricted stock are not transferable.

(2)
Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period. For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for options expiring on January 1, 2018, the final portion of the award vested on January 1, 2013).

(3)
Employee restricted stock generally vests in five equal installments over a five year period on either January 1 or March 1 of each year. The restricted stock reflected in this column was granted on March 19, 2014, March 18, 2015, March 16, 2016 and March 15, 2017, and March 20, 2018.

(4)
Based on the closing market value of the Company’s common stock on December 31, 2018 of  $58.30 per share, as reported on the NYSE for the last trading day of the year.

(5)
These shares are performance-based restricted stock granted to the named executives in March 2016 based upon the satisfaction of performance criteria which was determined following the completion of the end of the three-year performance period ending on December 31, 2018. The amount shown represents the shares that actually vested to the named executives on January 8, 2019. The market value of this award was based on the closing market value of the Company’s common stock on December 29, 2018 of  $58.30 per share, as reported on the NYSE for the last trading day of the year.

The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2018.
OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mark E. Tryniski	0	$0	4,889	$260,633
Joseph E. Sutaris	0	$0	503	$26,815
Scott A. Kingsley	1,236	$48,142	2,238	$119,308
Brian D. Donahue	15,149	$682,060	1,741	$92,813
George J. Getman	0	$0	1,879	$100,169
Joseph F. Serbun	2,681	$87,422	695	$37,050

(1)
The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)
The value realized on the restricted stock is the fair market value on the date of vesting.

RETIREMENT PLAN BENEFITS
The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives’ individual supplemental retirement agreements. Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.
PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	16	$2,762,951	$0
	Supplement Executive Retirement Agreement	16	$3,357,046	$0
Joseph E. Sutaris	Community Bank System, Inc. Pension Plan	8	$270,267	$0
Scott A. Kingsley	Community Bank System, Inc. Pension Plan	14	$1,574,901	$0
	Supplement Executive Retirement Agreement	14	$36,622	$0
Brian D. Donahue	Community Bank System, Inc. Pension Plan	27	$2,786,545	$0
	Supplement Executive Retirement Agreement	27	$0	$0
George J. Getman	Community Bank System, Inc. Pension Plan	11	$1,177,968	$0
	Supplement Executive Retirement Agreement	11	$32,751	$0
Joseph F. Serbun	Community Bank System, Inc. Pension Plan	11	$234,162	$0

Pension Plan
The named executives participate in the Company’s Pension Plan, as do the other salaried employees. The majority of current plan participants’ benefits are calculated under a cash balance formula. The Pension Plan is a tax-qualified defined benefit pension plan. In 2004, the Company transitioned to a cash balance formula for participants in the Pension Plan rather than a traditional defined benefits formula. Under the traditional formula, eligible participants generally accrue benefits based on the participant’s years of service and the participant’s average annual compensation for the highest consecutive five years of plan participation. Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.
Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance. Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year. Service credits accrue at a rate between 5% and 6.10%, based on the participant’s age and date of participation. Effective March 1, 2010, cash balance plan participants accrue their pension benefits under a plan design called WRAP (“Worker Retirement Accumulation Plan”). Under this amended plan design, service credits are earned as described above under the pre-amendment plan formula. Interest credits are no longer contributed to the cash balance plan but instead are contributed to each participants’ account in the Company’s 401(k) Plan. Interest rates are determined each year and are not less than the yield on the 30-year Treasury Notes as of November of the prior year, nor more than 6%. Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.
Supplemental Retirement Agreements
In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations. Messrs. Tryniski, Kingsley, Donahue, and Getman have entered into SERP agreements providing such post-retirement benefits.
Mark E. Tryniski.   Under Mr. Tryniski’s SERP, the Company has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of  (i) 3% (and 3.75% for years of service earned after 2017) times (ii) Mr. Tryniski’s years of service with the Company, times (iii) his final five-year average compensation. The SERP amount is capped at 60% of Mr. Tryniski’s final five-year average compensation and is then reduced by Mr. Tryniski’s other company-provided retirement benefits. Mr. Tryniski’s supplemental benefit will be determined without regard to any reduction for early retirement if Mr. Tryniski retires after reaching the 60% cap. Mr. Tryniski’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55. Unless Mr. Tryniski elects payment in another equivalent life annuity form, the benefit is payable in the form of an actuarially equivalent joint and 100% survivor annuity.
Scott A. Kingsley.   Under Mr. Kingsley’s SERP, the Company has agreed to provide Mr. Kingsley with an annual retirement benefit equal to the product of  (i) 2.5%, times (ii) Mr. Kingsley’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation. This benefit is then reduced by other retirement benefits provided to Mr. Kingsley under the Pension Plan. If Mr. Kingsley’s employment is terminated without cause in connection with a change in control or (subject to required notices to the Company and opportunities to cure by the Company) if Mr. Kingsley resigns within two years of a change in control based upon an involuntary and material adverse change in his authority, duties, responsibilities, or base compensation, or the geographic location of his assignment, the Company will treat Mr. Kingsley as vested with five additional years of service in the SERP benefit. The Company has determined that this benefit, which is subject to the 20-year maximum and is applicable only if the double trigger change in control events occur, is a reasonable and appropriate benefit in the context of the executive’s entire benefit package and the level of retirement benefits which may be earned over the course of the executive’s career. Mr. Kingsley’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55. Unless Mr. Kingsley elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Kingsley’s life.

Brian D. Donahue.   Under Mr. Donahue’s SERP Agreement, the Company had agreed to provide him with an annual retirement benefit equal to the product of  (i) 2.5%, times (ii) Mr. Donahue’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation. The benefit payable under this formula is reduced by the amount of any other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company’s 401(k) Plan. Mr. Donahue’s retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company. Unless Mr. Donahue elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Donahue’s life.
George J. Getman.   Under the terms of Mr. Getman’s SERP Agreement, the Company has agreed to provide Mr. Getman with an annual retirement benefit equal to the product of  (i) 2.0%, times (ii) Mr. Getman’s years of service up to a maximum of 20 years, times (iii) his final five-year average compensation. The benefit payable under this formula is reduced by the amount of other Company provided retirement benefits, including benefits under the Pension Plan and Company contributions to the Company’s 401(k) Plan. Mr. Getman’s retirement benefit is payable beginning on the first day of the seventh month that follows his separation from service with the Company. Unless Mr. Getman elects payment in another equivalent life annuity form, the benefit is payable in the form of a single life annuity for Mr. Getman’s life.
Restoration Plan
Effective June 1, 2018, the Company began to provide certain select executives, including Messrs. Sutaris and Serbun, with benefits under the Restoration Plan. The Restoration Plan is an unfunded, non-qualified deferred compensation plan designed to provide benefits and contributions that cannot be provided to eligible executives under the Company’s Pension Plan and 401(k) Plan as a result of the Internal Revenue Code limit on annual compensation that may be taken into account under those plans for benefit and contribution purposes. For 2018, the compensation limit in effect under the Internal Revenue Code was $275,000. A participant’s benefit in the Restoration Plan will be expressed as an individual (bookkeeping) account balance that will be increased annually by an amount generally designed to equal the credit and contribution that cannot be provided to the participant under the tax-qualified plans as a result of the compensation limit. A participant’s account balance will be credited with interest annually until distributed and will be paid to the participant following his or her separation from service subject to the terms of the Restoration Plan. For 2018, Messrs. Sutaris and Serbun received credits equal to $8,600 and $67,500, respectively, under the Restoration Plan. Messrs. Tryniski, Kingsley, Donahue, and Getman have separate supplemental retirement agreements and, therefore, are not entitled to any benefits under the Restoration Plan.

Nonqualified Deferred Compensation Plan
The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Certain Executive Employees of the Company.
NONQUALIFIED DEFERRED COMPENSATION
Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$(39,675)	$0	$349,207
Joseph E. Sutaris	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$(1,447)	$0	$17,953
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$55,319	$0	$(59,038)	$0	$517,286
Brian D. Donahue	Community Bank System, Inc. Deferred Compensation Plan	$19,931	$0	$(7,975)	$0	$125,347
George J. Getman	Community Bank System, Inc. Deferred Compensation Plan	$28,596	$0	$(12,773)	$0	$24,097
Joseph F. Serbun	Community Bank System, Inc. Deferred Compensation Plan	$0	$0	$0	$0	$0

(1)
The amount in this column was also reported as “Salary” in the Summary Compensation Table.

(2)
Amounts in this column reflect transfers to the Supplemental Account Balances in the Company’s Pension Plan from an individual participant’s voluntary contributions to the Deferred Compensation Plan. The account balances in the table have been reduced by the amount transferred. The earnings credited in the Deferred Compensation Plan are based on the account balance prior to the transfers.

Potential Payment on Termination or Change in Control
The Company has entered into employment agreements that provide severance benefits to certain named executives. Under the terms of the respective named executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control. The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements under the section entitled “Employment Agreements.” Payments under the employment agreement may be made in a lump sum or in installments. In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in certain situations in the event of death, disability and a change in control.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2018 termination date.
Name	Expected Post- Termination Payments ($)	Incremental pension benefit (present value) ($)(1)	Continuation of Medical/Welfare Benefits (present value) ($)	Acceleration of Equity Awards ($)(2)	Total Termination Benefits ($)(3)
Mark E. Tryniski
• Death	$200,000	$0	$0	$3,074,443	$3,274,443
• Disability	400,000	0	0	3,074,443	3,474,443
• Involuntary termination without cause	3,543,624	0	0	3,074,443	6,618,067
• Involuntary or good reason termination after CIC	4,259,979	244,281	37,019	3,074,443	7,615,722
Joseph E. Sutaris
• Death	$93,750	$0	$0	$273,424	$367,174
• Disability	187,500	0	0	273,424	460,924
• Involuntary termination without cause	1,410,506	0	0	273,424	1,683,930
• Involuntary or good reason termination after CIC	1,332,000	57,019	27,874	273,424	1,690,317
Scott A. Kingsley
• Death	$150,000	$0	$0	$1,420,513	$1,570,513
• Disability	300,000	0	0	1,420,513	1,720,513
• Involuntary termination without cause	1,471,524	0	0	1,420,513	2,892,037
• Involuntary or good reason termination after CIC	2,522,613	1,026,440	44,765	1,420,513	5,014,331
Brian D. Donahue(4)
• Death	$100,000	$0	$0	$1,081,786	$1,181,786
• Disability	200,000	0	0	1,081,786	1,281,786
• Involuntary termination without cause	1,049,192	0	0	1,081,786	2,130,978
• Involuntary or good reason termination after CIC	1,798,614	0	0	1,081,786	2,880,400
George J. Getman
• Death	$102,500	$0	$0	$1,144,691	$1,247,191
• Disability	205,000	0	0	1,144,691	1,349,691
• Involuntary termination without cause	1,091,634	0	0	1,144,691	2,236,325
• Involuntary or good reason termination after CIC	1,871,373	104,261	47,302	1,144,691	3,167,627
Joseph F. Serbun
• Death	$81,250	$0	$0	$419,381	$500,631
• Disability	162,500	0	0	419,381	581,881
• Involuntary Termination without cause	758,553	0	0	419,381	1,177,934
• Involuntary or good reason termination after CIC	1,300,377	54,046	36,824	419,381	1,810,628

(1)
The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company’s Pension Plan. There would be no additional benefits accrued under the individual supplemental executive retirement agreements except for Mr. Kingsley’s agreement.

(2)
The amounts set forth in this column reflect the value (based on the closing market price of the Company’s common stock on December 31, 2018 of  $58.30 per share) of any unvested shares of restricted stock that would become vested upon termination and the intrinsic value of unvested stock options based on the closing market price of the Company’s common stock on December 31, 2018 of $58.30 per share that would become vested upon termination.

(3)
The Company is not obligated to pay any excise tax gross-up amounts under any employment agreements.

(4)
Mr. Donahue retired effective as of June 2, 2018 and the compensation set forth in this table would not be payable because he was not employed after the measurement date of December 31, 2018.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company’s Pension Plan, and distribution of plan balances under the Company’s 401(k) Plan.
Employment Agreements
The Company has entered into employment agreements with the named executives as set forth and summarized below. The employment agreements provide for payments, as set forth in the chart above, upon termination in certain situations where the executive is terminated prior to the expiration of the employee agreement.
Mark E. Tryniski.   The Company has an employment agreement with Mr. Tryniski that provides for his employment as the President and CEO of the Company and the Bank during the period from January 1, 2018 to December 31, 2020. During the term of the Agreement, the Company shall pay a base salary at an annual rate of  $800,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Tryniski will be eligible to receive annual incentive compensation under the terms of the Company’s Management Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability. The agreement provides for severance pay in the event of a termination by the Company for reasons other than cause, death, or disability, or termination by Mr. Tryniski for “good reason” in certain situations (as defined in the employment agreement), equal to the greater of  (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Tryniski through the unexpired term of his employment agreement. Mr. Tryniski is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Joseph E. Sutaris.   The Company has an employment agreement with Mr. Sutaris that provides for his employment as the Executive Vice President and Chief Financial Officer of the Company and the Bank during the period from June 1, 2018 to December 31, 2020. During the term of the Agreement, the Company shall pay a base salary at an annual rate of  $375,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Sutaris will be eligible to receive annual incentive compensation under the terms of the Company’s Management Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon

Mr. Sutaris’ death or disability. The agreement provides for severance pay in the event of a termination by the Company for reasons other than cause, death, or disability, or termination by Mr. Sutaris for “good reason” in certain situations (as defined in the employment agreement), equal to the greater of  (i) 175% of the sum of Mr. Sutaris’ annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Sutaris through the unexpired term of his employment agreement. Mr. Sutaris is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Sutaris’ employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Sutaris voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will pay him an amount equal to three times his then current base salary plus his annual bonus for the year immediately preceding the change in control, will provide fringe benefits for a 36 month period, will permit him to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Scott A. Kingsley.   The Company has an employment agreement, as amended in May 2018, with Mr. Kingsley that provides for his continued employment as the Company’s Executive Vice President and Chief Operating Officer from January 1, 2017 to December 31, 2019. During the term of the agreement, the Company shall pay a base salary at an annual rate of  $600,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Kingsley will be eligible to receive annual incentive compensation under the terms of the Management Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley’s death or disability. The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of  (i) 175 percent of the sum of Mr. Kingsley’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Kingsley through the unexpired term of his employment. Mr. Kingsley is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Kingsley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period. He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Brian D. Donahue.   Prior to his retirement, the Company had an employment agreement, as amended in May 2018, with Mr. Donahue that provided for his continued employment from January 1, 2016 to December 31, 2018. During the term of the agreement, the Company paid a base salary at an annual rate of $359,625, which was reviewed and increased in accordance with the Company’s regular payroll practices for executive employees. Mr. Donahue was eligible to receive annual incentive compensation under the terms of the Company’s Management Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement could have been terminated by the Company for cause at any time, and was to terminate upon Mr. Donahue’s death or disability. The employment agreement provided for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 175 percent of the sum of Mr. Donahue’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Donahue through the unexpired term of his employment. Mr. Donahue is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Donahue’s employment was terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Donahue voluntarily resigned during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he would have been entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period. He would have been permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
George J. Getman.   The Company has an employment agreement with Mr. Getman that provides for his continued employment from January 1, 2017 to December 31, 2019. During the term of the agreement, the Company shall pay a base salary at an annual rate of  $395,908, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Getman will be eligible to receive annual incentive compensation under the terms of the Company’s Management Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Getman’s death or disability. The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of  (i) 175 percent of the sum of Mr. Getman’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Getman through the unexpired term of his employment. Mr. Getman is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Getman’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Getman voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period. He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Joseph F. Serbun.   The Company has an employment agreement with Mr. Serbun that provides for his continued employment from January 1, 2019 to December 31, 2021. During the term of the agreement, the Company shall pay a base salary at an annual rate of  $334,750, which will be reviewed and may be increased in future years in accordance with the Company’s regular payroll practices for executive employees. Mr. Serbun will be eligible to receive annual incentive compensation under the terms of the Management Incentive Plan as determined by the Compensation Committee of the Board. The employment agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Serbun’s death or disability. The employment agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of  (i) one year of Mr. Serbun’s annual base salary at the time of termination and the most recent payment to him under the Company’s Management Incentive Plan, or (ii) amounts of base salary and expected Management Incentive Plan payments payable to Mr. Serbun through the unexpired term of his employment. Mr. Serbun is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or the Bank for two years following termination of employment.
Change in Control Provision.   If Mr. Serbun’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Serbun voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits for a 36 month period. He will be permitted to dispose of any restricted stock previously granted to him, except for any performance equity awards that have not vested, and his stock options will become fully exercisable.
Pay Ratio
As required by the Dodd-Frank Act, the Company is providing the following information about the relationship of the annual total compensation of its median employee and the annual total compensation of Mr. Tryniski, the Company’s President and CEO. For 2018, the annual total compensation of the median employee of the Company (other than the CEO) was $39,531 and the annual total compensation of the CEO, as reported in the Summary Compensation Table on page 31, was $2,962,791. Based on this information, the ratio of the annual total compensation of the CEO to the annual total compensation of the Company’s median employee for 2018 was 75 to 1.
For 2018, the Company used the same median employee used for the 2017 pay ratio calculation because there have been no material changes in the Company’s employee population or employee compensation arrangements that would result in a significant change to the pay ratio. Furthermore, there were no material changes to the median employee’s compensation that would significantly affect the pay ratio for 2018. For the 2017 fiscal year, the Company determined the median employee by: (i) using the base salary information contained in its payroll records (base salary of employees hired during the year was annualized), (ii) the Company ranked the annualized base salary of all employees except for the CEO from lowest to highest, and (iii) confirmed that the median employee’s compensation did not contain any anomalous characteristics which would have a significant impact on the pay ratio. It is important to note that the pay ratio is a number the Company is required to calculate and disclose pursuant to SEC regulations, but it is not a number it uses to determine compensation for any of its employees. The Company cautions Shareholders from using the ratio as a comparison among different companies because the methodology used to determine the median employee by companies may differ and the results will vary based on each company’s industry, geographic location of its workforce, size, and compensation structure.
Explanation of Non-GAAP Financial Measures
Information on how the Company calculates and reconciles the Operating Earnings per Share and Operating Net Income measures (presented on page 19) is disclosed in the “Reconciliation of GAAP to Non-GAAP Measures” section of the Company’s Annual Report on Form 10-K for 2018 filed with the SEC on March 1, 2019.

AUDIT COMMITTEE REPORT
In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at http://ir.communitybanksystem.com/govdocs.aspx?iid=100185 and in print to any Shareholder or interested party who requests it, the Company’s Audit and Compliance Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank. The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2018, is responsible for expressing opinions on these financial statements and on the Company’s internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.
The Audit and Compliance Committee is currently comprised of three directors, each of whom the Board has determined to be independent as independence for audit committee members is defined by the Sarbanes-Oxley Act and the NYSE Rules. In addition, each member of the Committee is financially literate and one of the Committee’s members meet the NYSE standard of having “accounting or related financial management expertise.” In addition, the Board has determined that John F. Whipple, Jr. is qualified as an “audit committee financial expert” as defined by the SEC Rules.
In discharging its oversight responsibilities, the Committee has reviewed and discussed the Company’s 2018 audited consolidated financial statements with management of the Company and its independent registered public accounting firm and has discussed with its independent registered public accounting firm all matters required by generally accepted auditing standards, as required by the standards of PCAOB, including the matters described in Audit Standard No. 16 Communications with Audit Committees, as adopted by the PCAOB. The Committee regularly holds separate executive sessions at its meetings with the Company’s independent registered public accounting firm, the chief risk officer, and the director of internal audit.
The Committee has also received the written disclosures and letter from the Company’s independent registered public accounting firm as required by applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm its independence. In concluding that the independent registered public accounting firm is independent, the Committee considered, among other factors, the non-audit services provided by the independent registered public accounting firm as described in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.” The Committee reviews its performance on an annual basis pursuant to its Committee Charter, as well as reviewing the performance of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.
Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.
John F. Whipple, Jr., Chair
Jeffrey L. Davis
John Parente

PROPOSAL TWO: advisory vote on executive compensation
The Company is seeking a non-binding advisory vote from the Shareholders to approve the compensation of the named executives as disclosed in this Proxy Statement pursuant to SEC rules. The compensation of Company’s named executives is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and narrative disclosure contained on pages 18 to 44 of this Proxy Statement. As discussed in those sections, the Board believes that the Company’s executive compensation philosophy, guidelines and programs provide a strong link between executive compensation and the Company’s short and long-term performance and creation of shareholder value.
For the year ended December 31, 2018, the Company produced very favorable operating results, including net income of  $168.6 million. Improved net interest income and non-interest income, disciplined management of operating expenses, and solid and favorable asset quality contributed to these strong results in 2018, as noted in the executive summary of the “Compensation Discussion and Analysis” section beginning on page 18. The Company’s total annualized shareholder returns as compared to bank-specific and general indices over multiple periods over the past 12 years are set forth below:
Total Shareholder Returns(1)(2)
	1 Year	3 Years	5 Years	10 Years	12 Years
Community Bank System	11.1%	16.3%	11.1%	12.9%	11.9%
S&P 600 Commercial Bank Index	(9.9)%	8.4%	7.0%	7.2%	1.5%
KBW Regional Bank Index	(17.5)%	5.3%	4.9%	6.5%	1.5%
S&P 500 Index	(4.4)%	9.2%	8.5%	13.1%	7.1%
Dow Jones Industrial Average Index	(3.5)%	12.9%	9.7%	13.2%	8.1%

(1)
Annual equivalent through December 31, 2018, including reinvestment of dividends.

(2)
Source: Bloomberg, L.P.

Other 2018 milestones include the increase in the Company’s quarterly cash dividend to Shareholders by 12%, to $0.38 per share, marking the 26th consecutive year of annual increases, and Forbes Magazine’s ranking of the Bank 3rd in the nation for financial performance in a study analyzing key metrics related to growth, asset quality, capital adequacy and profitability for the nation’s 100 largest banks and thrifts, marking the 8th year running that the Bank has ranked among the top 15 banks on the list.
The Company’s Compensation Committee considered the Company’s overall levels of achievement of performance objectives identified in the Compensation Discussion and Analysis, including the performance factors noted above, and approved 2018 compensation decisions reflective of the Company’s strong operating performance in fiscal 2018.
The Company is asking the Shareholders to indicate their support for its executive pay program and policies as described in this Proxy Statement. This Proposal, commonly known as a “Say-on-Pay” proposal, gives you as a Shareholder the opportunity to endorse or not endorse the Company’s executive pay program and policies through a non-binding advisory vote on the following resolution:
Resolved, that the Shareholders approve, on an advisory basis, the compensation of the Company’s named executives, as described in the Compensation Discussion and Analysis, the compensation tables and the other related tables and narrative disclosures contained in this Proxy Statement.
The vote on this Proposal is advisory and non-binding. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Last year, at the Annual Meeting of Shareholders held in May 2018, the Shareholders approved the Say-on-Pay proposal with approximately 95% of the votes cast voting in favor of the Company’s executive compensation programs.

Vote Required
A majority of the votes present in person or represented by proxy at the Meeting is required to approve this Proposal No. 2. Abstentions will have the same effect as votes against the Proposal. Broker non-votes will have no effect on the vote for this Proposal. If no voting instructions are given, the proxy will be voted in favor of this Proposal No. 2.
Board Recommendation
The Board unanimously recommends a vote “FOR” this Proposal No. 2 to approve, on an advisory basis, the named executives’ compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related information contained in this Proxy Statement.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
During the fiscal year ended December 31, 2018, the firm of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, was retained by the Audit and Compliance Committee of the Board to perform the annual integrated audit of the consolidated financial statements and internal controls over financial reporting of the Company and its subsidiaries. The Audit and Compliance Committee also retained PricewaterhouseCoopers LLP to advise the Company in connection with various other matters as described below in the section entitled “Fees Paid to PricewaterhouseCoopers LLP.”
Following a review and assessment of the auditor’s performance, independence, fees and other factors, the Audit and Compliance Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1984. In reviewing the auditor’s performance, the Committee reviews and discusses the auditor’s most recent PCAOB inspection report and its system of quality control. The Committee also reviews and discusses proposed staffing levels and the selection of the lead engagement partner from the independent registered public accounting firm.
Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company.
Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.
Vote Required
The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.
Board Recommendation
The Board recommends that Shareholders vote “FOR” this Proposal No. 3 to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Proxies solicited by the Board will be voted in favor of Proposal No. 3 unless Shareholders specify otherwise.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP
The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2018 and 2017.
	2018	2017
Audit Fees(1)	$946,672	$1,284,846
Audit Related Fees(2)	47,500	65,700
Tax Fees(3)	68,500	53,500
All Other Fees(4)	22,600	3,888

(1)
Includes fees incurred in connection with the audits of Community Bank System, Inc. and its subsidiaries Northeast Retirement Services, LLC and Global Trust Company, Inc. as well as $82,900 in 2018 and $464,500 in 2017 related to the acquisition of Merchants Bancshares, Inc. and Northeast Retirement Services, Inc. and the adoption of revenue recognition.

(2)
Includes fees related to the Uniform Single Attestation Program for Mortgage Bankers, compliance with the requirements of the Consolidated Audit Guide for Audits of HUD Programs and the filing of a Form S-4 registration statement and a Form S-3 registration statement.

(3)
Includes tax preparation and compliance fees of  $43,000 and $37,500 for 2018 and 2017, respectively and fees incurred in connection with tax consultation related to acquisitions, tax planning, tax reform and other matters of  $25,500 and $16,000 for 2018 and 2017, respectively.

(4)
Includes subscription fees to Inform in 2018 and 2017, a PricewaterhouseCoopers LLP trademarked product and an initial license fee to Disclosure Checklist in 2018, a product of PwC Product Sales, LLC, a subsidiary of PricewaterhouseCoopers LLP. For 2018, includes agreed upon procedures engagement related to the conversion of assets as part of trust services performed by Global Trust Company, Inc.

Pursuant to the Audit and Compliance Committee Charter, the Company is required to obtain pre-approval by the Audit and Compliance Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law. In accordance with this pre-approval policy, the Audit and Compliance Committee pre-approved all audit and non-audit services for fiscal 2017 and fiscal 2018.
In addition to the services described above, PricewaterhouseCoopers LLP provides audit, non-audit and tax compliance services to certain collective investment trusts for which Global Trust Company, Inc. (a wholly owned subsidiary of the Company) is the Trustee. The collective investment trusts are not part of the Company’s consolidated financial statements. All of the fees for such services are paid by the collective investment trusts (not by Global Trust Company, Inc.) and are not included in the table above. Global Trust Company, Inc. was acquired by the Company on February 3, 2017. PricewaterhouseCoopers LLP directly billed the collective investment trusts a total of  $3.1 million and $2.1 million, for these professional services rendered for the fiscal years ended December 31, 2018 and 2017, respectively.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based solely on its review of the copies of such filings received by it and written representations of the Reporting Persons with respect to the fiscal year ended December 31, 2018, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2018, except for Messrs. Donahue, Getman and Tryniski who each had one late Form 4 filing reporting a single net settlement transaction related to their respective tax obligations in connection with the vesting of restricted stock.

SHAREHOLDER PROPOSALS
If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC for Shareholder proposals. Shareholder proposals seeking inclusion in the proxy statement for the Company’s 2020 Annual Meeting of Shareholders will not be deemed to be timely submitted pursuant to Rule 14a-8 unless they are received by the Company at its principal executive offices no later than December 3, 2019.
The Company’s Bylaws establish advance notice procedures with regard to Shareholder nominations to the Board and other Shareholder proposals that are not submitted for inclusion in the proxy statement, but that a Shareholder instead wishes to present directly at an annual meeting. With respect to director nominees, any nominations must be delivered to the Secretary of the Company not less than 60 days or more than 90 days prior to the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days’ notice, the Shareholder’s written nomination must be received no later than the close of business on the 10th day following the date on which the Company’s notice is mailed) in order for the nomination to be considered timely, and the nomination must contain the information set forth in the Bylaws. Written notice of such other Shareholder proposals that are to be presented at an annual meeting must be received by the Secretary of the Company no later than 45 days prior to the date of the annual meeting (provided, however, if the Company delivers the notice for the annual meeting with less than 60 days’ notice, the Shareholder’s written notice must be received no later than the close of business on the 15th day following the date on which the Company’s notice is mailed) in order to be considered timely, and must contain the information set forth in the Bylaws.
These advance notice provisions are in addition to, and separate from, the requirements that a Shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a Shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the advance notice Bylaw provisions, subject to applicable rules of the SEC. Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company at its principal executive offices. Shareholders submitting director nominations and proposals are urged to submit their nominations and proposals by certified mail, return receipt requested.
Elimination OF Duplicate Mailings
The Company has adopted a procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice of Internet Availability and, if requested printed versions by mail, of this Proxy Statement and the Annual Report to multiple shareholders who share the same address, unless the Company has received contrary instructions from one or more of the Shareholders. This procedure reduces the environmental impact of the annual meetings and reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards and voting forms. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice of Internet Availability or this Proxy Statement and the Annual Report to any Shareholder that elects not to participate in householding.
To receive, free of charge, a separate copy of the Notice of Internet Availability or this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, registered Shareholders may call Broadridge Investor Communication Solutions, Inc. at (866) 540-7095 or write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and the Company will deliver a separate copy promptly.
A Shareholder who holds shares through a broker, bank, or other organization can participate in householding by contacting the broker, bank, or other organization that holds such shares to request information about eliminating duplicate mailings.
Electronic Delivery of Future Proxy Materials
If a Shareholder would like to receive future proxy materials electronically via e-mail or the Internet, he or she can choose to sign up for electronic delivery by following the instructions to vote using the Internet and, when prompted, indicate that he or she agrees to receive or access proxy materials electronically in future years.

OTHER MATTERS
The Board of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.
Date: April 1, 2019
By Order of the Board of Directors

Danielle M. Cima
Secretary

Community BANK SYSTEM, INC.

COMMUNITY BANK SYSTEM, INC.
ATTN: DANIELLE M. CIMA
5790 WIDEWATERS PARKWAY
DEWITT, NY 13214-1883

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 14, 2019 for shares held directly and by 11:59 P.M. Eastern Time on May 12, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 14, 2019 for shares held directly and by 11:59 P.M. Eastern Time on May 12, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to help the environment and reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E70674-P19627-Z74431

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNITY BANK SYSTEM, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Mark J. Bolus	☐	☐	☐
1b. Jeffrey L. Davis	☐	☐	☐
1c. Eric E. Stickels	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. Advisory vote on executive compensation.	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Community
BANK SYSTEM, INC.

The Directors and Officers of
COMMUNITY BANK SYSTEM, INC.
extend a cordial invitation for you to
join them for light refreshments at 12:00 PM
immediately prior to the
ANNUAL MEETING OF SHAREHOLDERS
F.M. Kirby Center
71 Public Square, Wilkes-Barre, Pennsylvania 18701
Wednesday, May 15, 2019 at 1:00 PM

Sally A. Steele	Mark E. Tryniski
Chair	President & CEO

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

E70675-P19627-Z74431

COMMUNITY BANK SYSTEM, INC.
Annual Meeting of Shareholders
May 15, 2019 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint Danielle M. Cima and Brian M. Fancher as proxies, each with the power to act without the other and with the power of substitution and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COMMUNITY BANK SYSTEM, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, EST on May 15, 2019, at the F.M. Kirby Center, 71 Public Square, Wilkes-Barre, Pennsylvania 18701, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side